Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

ELMSFORD-119 ASSOCIATES, LLC,
a New York limited liability company,

AND

LMP ELMSFORD WP RE, LLC,

a New York limited liability company.

DATED: January 31, 2022

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2022 (the “Effective Date”), by and between ELMSFORD-119 ASSOCIATES, LLC, a New York limited liability company with offices at 80 Business Park Drive, Suite 306, Armonk, New York 10504 (the “Seller”) and LMP ELMSFORD WP RE, LLC, a New York Limited Liability Company with offices c/o LMP Motors/LMP Automotive, 500 East Broward Blvd, Suite 1900, Ft. Lauderdale, FL 33394 (together with its successors and permitted assigns, “Purchaser”).

RECITALS

WHEREAS, Seller is (i) the ground lessee of that certain parcel of real property located in the Town of Elmsford, County of Westchester, State of New York and commonly known as 251 East Main Street, in the Village of Elmsford, Town of Greenburgh, County of Westchester, State of New York (Section 5.80, Block 116, Lot 9) and more particularly described on Schedule A-1 attached to this Agreement and made a part hereof (the “Leasehold Parcel”) pursuant to that certain agreement of lease with Elmsford 1705, LLC (“Elmsford 1705”), as landlord, described on Schedule A-3 attached to this Agreement and made a part hereof (the “Ground Lease”) and (ii) the fee owner of that certain parcel of real property located in Village of Elmsford, Town of Greenburgh, County of Westchester, State of New York (Section 5.80, Block 116, Lot 3) and more particularly described on Schedule A-2 attached to this Agreement and made a part hereof (the “Fee Parcel,” and together with the Leasehold Parcel, the “Parcels”);

WHEREAS, the “Property” is defined as the Leasehold Rights, the Leasehold Parcel, the Fee Parcel, the Tangible Property, and the Intangible Personal Property, as each of those terms are defined herein;

WHEREAS, on the terms and conditions set forth in this Agreement, at the Closing (hereinafter defined), Seller shall sell, transfer, convey and assign to Purchaser all of Seller’s right, title and interest in and to the other Property (hereinafter defined), and Purchaser shall purchase, acquire and assume such right, title and interest in and to the Property from Seller in accordance with the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1.
BASIC INFORMATION

1.1. Certain Basic Terms. When used herein with initial capital letter, the following terms shall have the following ascribed meanings:

“Action”: has the meaning given to such term in Section 9.4 of this Agreement.

“ADL”: has the meaning given to such term in Section 10.19 of this Agreement.

“Agreement”: has the meaning given to such term in the introductory paragraph hereto.

“Assignment of Contracts and Intangibles”: means a certain assignment and assumption of contracts and intangibles between Seller, as assignor, and Purchaser, as assignee, substantially in the form attached hereto as Exhibit E and made a part hereof pursuant to which Seller shall assign to Purchaser, and Purchaser shall assume, the Seller’s interest in and to the Intangible Personal Property and the Service Contracts to be Assigned, if any, and in each case to the extent assignable, transferred pursuant to this Agreement.

“Assignment of Leases”: means a certain assignment and assumption agreement between Seller, as assignor, and Purchaser, as assignee, substantially in the form attached hereto as Exhibit D and made a part hereof pursuant to which Seller shall assign to Purchaser, and Purchaser shall assume, the Seller’s interest in and to the Leases and pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining thereto for which the cause of action occurred prior to Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims for which the cause of action occurs from and after Closing, including without limitation, claims made by tenants with respect to tenants’ Security Deposits to the extent paid or credited to Purchaser at Closing.

“BBB”: has the meaning given to such term in Section 5.4.3 of this Agreement.

“BBB Sublease”: has the meaning given to such term in Schedule C-1 of this Agreement.

“Benefit Plan”: has the meaning given to such term in Section 8.1.11 of this Agreement.

“Bill of Sale”: means a certain Bill of Sale conveying Seller’s right, title and interest in and to the Tangible Property without warranty, express or implied, as to merchantability and/or fitness for any purpose substantially in the form attached hereto as Exhibit C and made a part hereof.

“Business Day”: means any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Closing”: has the meaning given to such term in Section 6.1.1 of this Agreement.

“Closing Conditions”: has the meaning given to such term in Section 6.2.2 of this Agreement.

“Closing Date”: has the meaning given to such term in Section 6.1.1 of this Agreement.

“Closing Documents”: has the meaning given to such term in Section 6.3.2 of this Agreement.

“Closing Notice”: has the meaning given to such term in Section 6.1.1 of this Agreement.

“Closing Statement”: means a settlement statement setting forth the closing credits, adjustments and prorations to be made to the Purchase Price and the application thereof at the Closing in accordance with the terms of this Agreement, prepared by the Seller and reasonably acceptable to Purchaser and the Title Company.

“Code”: has the meaning given to such term in Section 10.19 of this Agreement.

“Confidential Items”: has the meaning given to such term in Section 10.9 of this Agreement.

“Cure Election Period”: has the meaning given to such term in Section 4.1.2 of this Agreement.

“Cure Notice”: has the meaning given to such term in Section 4.1.2 of this Agreement.

“Current Month”: has the meaning given to such term in Section 7.2.2(ii) of this Agreement.

“Cutoff Time”: has the meaning given to such term in Section 7.2 of this Agreement.

“Debtor Relief Laws”: means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts or similar laws affecting the rights of creditors.

“Deed”: has the meaning given to such term in Section 6.3.1(ii) of this Agreement.

“Deposit”: has the meaning given to such term in Section 3.3.1 of this Agreement.

“Deposit Escrow Agreement”: has the meaning given to such term in Section 3.3.1 of this Agreement.

“Deposit Refund Event”: means any termination of this Agreement as a result of a Seller’s Default, or a Seller Caused Closing Condition Failure, and/or termination of this Agreement pursuant to Section 2.2.4, Section 4.1.2, Section 4.2, Section 5.2, Section 5.4.4, Section 6.1.2, Section 6.2.2, Section 8.2, and/or Section 9.1 of this Agreement.

“Diligence Period Termination Notice”: has the meaning given to such term in Section 2.2.4 of this Agreement.

“Due Diligence Period”: has the meaning given to such term in Section 2.2 of this Agreement.

“Effective Date”: has the meaning given to such term in the introductory paragraph hereto.

“Elmsford 1705”: has the meaning given to such term in the Recitals to this Agreement.

“Elmsford 1705 Estoppel Certificate and Waiver”: means an estoppel certificate duly executed by Elmsford 1705 and delivered to Purchaser, which estoppel certificate and waiver shall be substantially on the form annexed hereto as Exhibit K, shall be dated within thirty (30) days of the Closing, and shall recognize the use of the Demised Premises (as defined in the Ground Lease) as a new automobile dealership and service facility does not violate the terms of the Ground.

“Escrow & Closing Instruction Agreement”: means that certain escrow and closing instruction agreement between Seller, Purchaser and the Title Company, in its capacity as escrow agent and as the issuer of the Title Policy, substantially in the form attached hereto as Exhibit G and made a part hereof, with such modification thereto as may be reasonably approved by each of Seller, Purchaser and the Title Company, each in the exercise of commercially reasonable judgment, and which shall be consistent with Section 6.3 of this Agreement.

“Expiration Date”: has the meaning given to such term in Section 2.2 of this Agreement.

“Fee Parcel”: has the meaning given to such term in the Recitals to this Agreement.

“Governmental Authority”: means any of the United States of America, the State in which the Parcels are located, the county, city, and any other municipality or political subdivision in which the Parcels are located or that otherwise has jurisdiction thereof, and any agency, department, commission, board, bureau or instrumentality of any of them as applicable and having jurisdiction over the Property.

“Ground Lease”: has the meaning given to such term in the Recitals to this Agreement.

“Ground Lease Assignment and Assumption Agreement”: means that certain Assignment and Assumption Agreement of the Ground Lease between Seller, as assignor, and Purchaser, as assignee, substantially on the form attached hereto as Exhibit B-1 and made a part hereof, assigning to Purchaser all of Seller’s right, title and interest in and to the Ground Lease.

“Indemnified Party”: has the meaning given to such term in Section 9.4 of this Agreement.

“Indemnifying Party”: has the meaning given to such term in Section 9.4 of this Agreement.

“Intangible Personal Property”: means, collectively, all intangible personal property relating to the Property and/or the structures and improvements located on the Parcels, or any portion thereof, including: (i) the Plans; (ii) all easements, access rights, development rights, hereditaments and appurtenances, if any, pertaining to or affecting the Parcels, including without limitation, all right, title, and interest of Seller in and to any roads, streets and ways, public or private, serving the Parcels and all right, title, and interest of Seller in and to any land lying in the bed of any street, road, avenue, lane or right-of-way in front of, adjoining or adjacent to the Parcels, all mineral, oil and gas rights and profits, water rights, and subterranean rights, all sewer and utility rights allocated to the Parcels; (iii) all guarantees and warranties of manufacturers, contractors, materialmen and suppliers in connection therewith relating solely to the Property and/or the structures and improvements located on the Parcels, or any portion thereof; (iv) all regulatory approvals, variances, permits, licenses and other entitlements of any Governmental Authority with respect to the Parcels and/or the structures and improvements located on the Parcels; (v) the interests held as landlord in, to and under all Leases, including, without limitation, the Security Deposits; and (vi) interests held as lessee under the Ground Lease; provided, that the foregoing shall expressly exclude any and all intangible personal property of any of the tenants having a possessory interest under the Leases (including any and all guarantees and warranties in favor of such any such tenant).

“Knowledge” or “knowledge”: means and is limited to (i) with respect to Purchaser, has the meaning given to such term in Section 8.3 of this Agreement, and (ii) with respect to Seller, has the meaning given to such term in Section 8.1 of this Agreement.

“Law”: means the statutes, laws, ordinances, rules, regulations, requirements and codes of all Governmental Authorities having jurisdiction over, against or affecting the Property.

“Lease” and “Leases”: means, collectively, the leases listed on Schedule C-1 attached hereto and made a part hereof.

“Leasehold Parcel”: has the meaning given to such term in the Recitals to this Agreement.

“Leasehold Rights”: means, collectively, all of Seller’s right, title and interest as the lessee under the Ground Lease (including without limit Seller’s possessory interest in and to the Leasehold Parcel and the Buildings (as defined in the Ground Lease) leased thereunder) and all rights of Seller in and to all other property, tangible and intangible, included in the Demised Premises (as defined in the Ground Lease) or otherwise granted to Seller pursuant to the Ground Lease, and all of Seller’s right, title and interest in and to the easements, rights, privileges, benefits, tenements, hereditaments and appurtenances on or pertaining or belonging to the Leasehold Parcel under the Ground Lease.

“Lien”: means any security interest, pledge, mortgage, lien (including, without limitation, environmental, tax and ERISA liens), mechanics lien, charge, judgment, claim, encumbrance, proxy, voting trust or voting agreement.

“Losses”: has the meaning given to such term in Section 9.4.1 of this Agreement.

“LMPX”: has the meaning given to such term in Section 10.19 of this Agreement.

“Major”: means, for purposes of Section 5.1 and Section 5.2 of this Agreement, “Major” loss, damage or condemnation refers to the following: (a) loss or damage to the Property hereof such that the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, based on a written estimate provided by an architect selected by Seller and reasonably acceptable to Purchaser, equal to or greater than Five Hundred Thousand Dollars ($500,000.00), and (b) in the case of any condemnation, any loss or taking due to a condemnation which materially impairs the current use of the Property or use as a car dealership, would result in any legal non-conformity with the zoning requirements applicable to the Property, would materially adversely affect the ingress, egress and circulation of the Property for a period in excess of three (3) months, would materially adversely affect Purchaser’s ability to receive utilities at the Property for a period in excess of three (3) months, or would result in a loss of use of more than five percent (5%) of the parking spaces at the Property for a period in excess of three (3) months.

“Mandatory Removal Items”: means (i) all Liens encumbering the Property that can be discharged by the payment of a sum certain (including without limitation those arising from judgments, materialmen’s liens, mechanic’s liens, pending litigation, federal, state and municipal tax liens, and any transfer, inheritance, estate, franchise, dissolution, license or similar taxes, charges, or liens), but excluding any such Liens solely resulting from or arising out of the acts or omissions of Purchaser and/or any of Purchaser’s Representatives prior to Closing (including, without limitation, such liens and encumbrances arising from Purchaser’s inspections of, or other activities regarding, the Property), (ii) any title exceptions affecting the Property that are knowingly and intentionally created by Seller after the Effective Date in violation of the Seller’s covenants contained in this Agreement and which have not been caused by or consented to (in writing) by, and (iii) any items that shall be deemed “Mandatory Removal Items” in accordance with Section 4.1.2 or Section 4.2 of this Agreement.

“Maximum Title Expenditure”: has the meaning given to such term in Section 4.3 of this Agreement.

“Mortgage”: means that certain Consolidated, Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated January 29, 2014 from Seller, as mortgagor, to Seller’s Lender, as mortgagee.

“New Exception”: has the meaning given to such term in Section 4.2 of this Agreement.

“New Exception Review Period”: has the meaning given to such term in Section 4.2 of this Agreement.

“Note” means that certain Consolidated, Amended and Restated Promissory Note dated January 29, 2014 in the principal amount of $15,400,000.00 made by Seller in favor of Seller’s Lender.

“OFAC”: has the meaning given to such term in Section 8.1.10 of this Agreement.

“Outside Closing Date”: has the meaning given to such term in Section 6.1.1 of this Agreement.

“Parcels”: has the meaning given to such term in the Recitals to this Agreement.

“Permitted Exceptions”: has the meaning given to such term in Section 4.1.1 of this Agreement.

“Property”: has the meaning given to such term in the Recitals to this Agreement.

“Plans”: means all architectural plans and specifications (including all design drawings and concept plans), engineering reports (structural and mechanical), surveys, other development plans and site plans pertaining to the structures and improvements located on the Parcels.

“Pre-Approved Permitted Exceptions (Fee Parcel)”: means each of those items listed on Schedule A-5 attached to this Agreement and made a part hereof.

“Pre-Approved Permitted Exceptions (Leasehold Parcel)”: means each of those items listed on Schedule A-4 attached to this Agreement and made a part hereof.

“Proprietary Information”: has the meaning given to such term in Section 2.2.5 of this Agreement.

“Purchase Price”: has the meaning given to such term in Section 3.1 of this Agreement.

“Purchaser”: has the meaning given to such term in the introductory paragraph hereto.

“Purchaser Closing Conditions”: has the meaning given to such term in Section 6.2.2 of this Agreement.

“Purchaser Closing Documents”: has the meaning given to such term in Section 6.3.2 of this Agreement.

“Purchaser Funds”: has the meaning given to such term in Section 7.3 of this Agreement.

“Purchaser Party” and “Purchaser Parties”: means, individually and collectively, Purchaser’s affiliates, principals, members, employees, shareholders, directors, officers, managers, partners, trustees, beneficiaries, subsidiaries, heirs, successors, assigns, agents, advisors, executors, administrators, attorneys, accountants and consultants.

“Purchaser’s Representatives”: means Purchaser, any of its prospective investors and/or lenders, financing brokers, and each of the foregoing parties’ respective agents, representatives, employees, licensees, invitees, contractors and consultants.

“Recognition Agreements”: has the meaning given to such term in Section 6.2.2(E) of this Agreement.

“Rent Roll”: means that certain rent roll with respect to the tenancy encumbering the Property attached hereto as Schedule C-2 and made a part hereof.

“Rents”: means all fixed rents, obligations for utility charges, rent escalations for Taxes, common area maintenance, operating expenses, cost-of-living adjustments or other forms of rent payable under the Leases, and any other sums due thereunder.

“Reports”: has the meaning given to such term in Section 2.2.7 of this Agreement.

“Security Deposits”: means any and all security deposits held by or otherwise controlled by Seller pursuant to the Leases as of the Closing, whether in the form of cash, a letter of credit or otherwise that are set forth in Schedule C-2.

“Seller”: has the meaning given to such term in the introductory paragraph hereto.

“Seller Caused Closing Condition Failure”: means, except to the extent that any of the following cannot be satisfied by Seller as a result of any failure by the Purchaser to satisfy any or all of the Seller Closing Conditions or otherwise proceed to Closing on the Closing Date, the failure by the Seller to satisfy any or all of the Purchaser Closing Conditions including those that require the cooperation of or execution of documents by a third party after use of good faith commercially reasonable efforts, including, but not limited to the delivery at Closing of documents and other items set forth in Section 6.3.1, and absent bad faith or willful or intentional acts or omissions of Seller in violation of the terms of this Agreement (it being agreed that, in the event any such failure arises from bad faith or willful or intentional acts or omissions of Seller in violation of the terms of this Agreement, a Seller Caused Closing Condition Failure shall not exist and the terms of Section 9.1 of this Agreement shall apply).

“Seller Closing Conditions”: has the meaning given to such term in Section 6.2.1 of this Agreement.

“Seller Closing Documents”: has the meaning given to such term in Section 6.3.1 of this Agreement.

“Seller Diligence Items”: has the meaning given to such term in Section 2.2.1 of this Agreement.

“Seller Exculpated Party”: has the meaning given to such term in Section 8.2 of this Agreement.

“Seller Funds”: has the meaning given to such term in Section 7.3 of this Agreement.

“Seller Party” and “Seller Parties”: means, individually and collectively, Seller’s affiliates, principals, members, employees, shareholders, directors, officers, managers, partners, trustees, beneficiaries, subsidiaries, heirs, successors, assigns, agents, advisors, executors, administrators, attorneys, accountants and consultants.

“Seller’s Lender”: means Allianz Life Insurance Company of North America, a Minnesota corporation, together with its successors and assigns.

“Seller’s Default”: means the occurrence of any of the following which is not remedied after Seller’s receipt of written notice setting forth the alleged breach or default and the expiration of the Seller’s Default Cure Period: (i) Seller shall be in default in any of its material representations or warranties set forth in Section 6.2.2(B) or (ii) Seller shall default in the performance of Seller’s material covenants or other obligations under this Agreement, and (iii) Seller shall fail to execute and deliver at Closing all of the closing documents and other items set forth in Section 6.3.1 to which Seller is a party, unless such failure is due to a Seller Caused Closing Condition Failure.

“Seller’s Default Cure Period”: means ten (10) days after Seller’s receipt of written notice from Purchaser alleging the existence of default by Seller in the performance of Seller's obligations under this Agreement (such notice to state with specificity the alleged default committed by Seller), or such longer period of time as may be reasonably be necessary to fully effectuate such cure provided that Seller is diligently pursuing same using all commercially reasonable efforts, but not to exceed thirty (30) days in the aggregate, time is of the essence.

“Service Contracts”: means, collectively, any and all service, maintenance, management, commission, union and other contracts now or hereafter entered into by Seller or otherwise binding on Seller with respect to the Property, and all renewals, replacements, extensions of the same, as set forth in Schedule C-3.

“Service Contracts to be Assigned”: has the meaning given to such term in Section 5.3.2 of this Agreement.

“Survey”: has the meaning given to such term in Section 4.1 of this Agreement.

“Survival Period”: has the meaning given to such term in Section 8.1.2 of this Agreement.

“Tangible Property”: means all buildings, structures and other improvements now or hereafter erected on the Parcels, together with any and all machinery, equipment, fixtures, furnishings and other tangible personal property attached thereto, and any and all replacements additions or accessories thereto, but expressly excluding all machinery, equipment, fixtures, furnishings and other tangible personal property that are owned, leased or licensed by any tenant having a possessory interest under the Leases.

“Taxes”: means all general, special, ad valorem, personal property and any other property taxes and assessments imposed by Governmental Authorities with respect to the Property.

“Tenant Estoppel Certificate”: means an estoppel certificate duly executed by each tenant under each of the Leases and delivered to Purchaser which estoppel certificate shall (i) be dated within thirty (30) days prior to the scheduled Closing Date, (ii) be completed, executed and delivered by the applicable tenant under a Lease, (iii) certify, inter alia, that, such tenant’s Lease is in full force and effect, there have not occurred any defaults thereunder by such tenant that are continuing as of the date of such Tenant Estoppel Certificate, there are no circumstances which upon the giving of notice or lapse of time or both would constitute a default under the Leases by such tenant and, to such tenant’s knowledge, there have not occurred any defaults thereunder by the landlord under such Lease that are continuing as of the date of such Tenant Estoppel Certificate and there are no circumstances which upon the giving of notice or lapse of time or both would constitute a default under the Leases by such landlord, (iv) be materially consistent with the form of estoppel attached hereto as Exhibit J, and (v) in the case of an estoppel from BBB under the BBB Sublease, acknowledges that the Termination Agreement has been duly executed by BBB, and pursuant to its terms and the terms of the escrow agreement by which it shall be held with the Title Company, it shall be in full force and effect upon the consummation of the Closing.

“Tenant Notice”: means notice to each tenant under the Leases in form and substance reasonably acceptable to Seller and Purchaser pertaining to the assignment of such tenant’s Lease by Seller to Purchaser and directing where Rent shall be paid following the Closing.

“Termination Agreement”: has the meaning given to such term in Section 5.4.4 of this Agreement.

“Termination Agreement Approval Date”: has the meaning given to such term in Section 5.4.4 of this Agreement.

“Termination Provisions”: has the meaning given to such term in Section 3.4 of this Agreement.

“Title Commitment”: has the meaning given to such term in Section 4.1 of this Agreement.

“Title Company”: means Benchmark Title Agency, LLC, 222 Bloomingdale Road, White Plains, NY 10605, Attention: Jean Partridge, or such other title insurance or abstract company as Purchaser may select, in its capacity as (i) the issuer of the Title Commitment and, at Closing, the Title Policy and (ii) as the escrow agent under the Deposit Escrow Agreement, the Escrow & Closing Instruction Agreement, in each case as the context may require.

“Title Defect Notice”: has the meaning given to such term in Section 4.1.1 of this Agreement.

“Title Policy”: means a 2006 ALTA Leasehold Owners Policy of Title Insurance in the amount of the Purchase Price, insuring Purchaser’s leasehold interest to the Leasehold Parcel and insuring Purchase’s fee interest in the Fee Parcel, subject only to the Permitted Exceptions.

“Violations”: has the meaning given to such term in Section 4.4 of this Agreement.

“Yield-Maintenance Premium”: means the amount charged by Seller’s Lender, including, but not limited to, the defeasance charge as defined in Section 4(a) of the Note and all other costs required by Seller’s Lender to release the Mortgage at par on the Closing Date.

1.2. Incorporation of Recitals: The foregoing recitals and all other preambles and recitals set forth herein are made part of this Agreement.

1.3. Incorporation of Exhibits: The schedules and exhibits attached hereto are incorporated herein and expressly made a part hereof by this reference.

1.4. Rules of Construction: The following rules shall apply to the construction and interpretation of this Agreement:

(i) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(ii) All references herein to particular articles, sections, subsections, clauses, schedules or exhibits are references to articles, sections, subsections, clauses, schedules or exhibits of this Agreement.

(iii) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(iv) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any schedules or exhibits hereto.

ARTICLE 2.
PROPERTY; DILIGENCE

2.1. Property. Subject to the terms and conditions of this Agreement, and for the consideration set forth herein, Seller agrees to transfer, convey and assign to Purchaser, and Purchaser agrees to purchase, acquire and assume from Seller, all of Seller’s right, title and interest in and to the Ground Lease and all of Seller’s Leasehold Rights thereunder, the Fee Parcel, and all of Seller’s right, title and interest in and to the balance of the Property, subject only to the Permitted Exceptions.

2.2. Due Diligence. Purchaser will have a period of time (the “Due Diligence Period”) commencing on the Effective Date and expiring at 5:00 p.m. Eastern Standard Time on the date that is sixty (60) days after the date of the execution of this Agreement by each of Purchaser and Seller (being 5:00 p.m. on April 1, 2022 (the “Expiration Date”), in which to evaluate and inspect the Property, during reasonable hours, after reasonable notice to Seller, to evaluate suitability of the Property for Purchaser’s intended use, the physical qualities of the Property, and the economic prospects of the Property, and to perform such inspections, testing, studies and analyses of the Property (including, without limitation, a Phase I environmental assessment), as Purchaser deems appropriate.

2.2.1. Seller’s Deliverables. In connection with Purchaser’s due diligence activities, Seller has provided as of the Effective Date, to the extent in Seller’s possession or under Seller’s reasonable control, each of the due diligence items listed on Schedule B attached hereto and made a part hereof (collectively, the “Seller Diligence Items”), and Seller hereby represents and warrants that, to Seller 's knowledge, Seller has delivered all material Seller Diligence Items in Seller’s possession, custody or control to Purchaser. Subject to the foregoing, Purchaser acknowledges that Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Seller Diligence Items and has provided the Seller Diligence Items solely as an accommodation to Purchaser.

2.2.2. Access to the Property. Subject in all respects to Purchaser’s compliance with the terms, conditions and requirements under the Ground Lease, Seller agrees that, from the Effective Date and until the Expiration Date, Seller will permit Purchaser and Purchaser Representatives, at Purchaser’s sole risk, cost and expense, to access the Property during normal business hours for purposes of conducting such physical inspections, reports and evaluations of the Property as Purchaser deems necessary in order to assess the suitability of the Property for Purchaser’s intended use; provided, that Purchaser shall provide no less than one (1) business day advance notice to Seller (which notice may be provided by phone or email), and Purchaser hereby acknowledges and agrees that Seller may (depending on the nature of the investigations to be conducted) need additional advance notice to properly coordinate with BBB prior to Seller’s access to Property. Seller shall have the right to have a representative present during any such inspection, and Purchaser shall make reasonable efforts to allow Seller to have such a representative present. Subject in all respects to the terms and requirements of the Ground Lease, Seller hereby grants to Purchaser a temporary license to access the Property for the purpose of performing the foregoing inspections and investigations during the Due Diligence Period (and during subsequent entries upon the Property pursuant to Section 2.2.6 of this Agreement), such temporary license to expire upon the earlier of the termination of this Agreement in accordance with its terms or the Closing. In conducting any inspections, investigations or tests on or within the Property, or any part of the Property, Purchaser and its agents and representatives shall: (1) not unreasonably interfere with Seller’s (or any of Seller’s tenants, licensees or invitees’) use of the Property; (2) not damage any part of the Property; (3) not injure or otherwise cause bodily harm to Seller or any third party or their respective agents, guests, invitees, contractors and employees; (4) comply with all applicable Laws; and (5) not reveal or disclose (other than to Purchaser’s legal counsel, accountant, Purchaser’s Representatives and/or other consultants) any information obtained concerning the Property other than as expressly permitted pursuant to the terms of this Agreement or as required by applicable law, after notice to Seller of any such required disclosure to the extent permitted by applicable law. Notwithstanding anything herein to the contrary, Purchaser shall perform no invasive testing or procedures at the Property, including, but not limited to a Phase I Environmental or any drilling of any kind without first providing evidence of the insurance as required pursuant to Section 2.2.3 hereof, providing written notice regarding what tests will be performed and where they will be performed, and obtaining Seller’s prior written consent which shall not be unreasonably withheld.

2.2.3. Insurance and Indemnification.

(i) Purchaser or their agents conducting on site investigations agree to maintain or cause its agents to maintain in full force and effect during any period that Purchaser or Purchaser’s Representatives are making any entry onto the Property pursuant to this Agreement (i) with respect to the Leasehold Parcel, all insurance as may be required pursuant to the terms of the Ground Lease and, in addition, (ii) with respect to both Parcels, commercial general liability insurance insuring Purchaser and naming Seller, Seller’s Lender, Kimco Realty, and Elmsford 1705 as an additional insured against any and all claims for personal or bodily injury and property damage occurring in or about the Property solely as a result of any such entry by Purchaser or Purchaser’s Representatives and/or any inspection or other activity conducted thereon by Purchaser or Purchaser’s Representatives, which insurance: (i) shall be obtained from an insurer authorized to conduct business in the state in which the Property is located and carrying an A.M. Best Company, Inc. policy holder rating of A-X or better; (ii) shall have a combined single limit of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence with a Two Million and No/100 Dollars ($2,000,000.00) aggregate limit and Two Million Dollars ($2,000,000.00) excess umbrella liability; and (iii) shall include a contractual liability endorsement insuring Purchaser’s indemnity obligations hereunder. The insurance provided by Purchaser hereunder shall be primary and noncontributing with any other insurance available to Seller. Purchaser shall deliver a certificate of insurance evidencing such insurance coverage to Seller prior to any entry upon the Property and proof of continued coverage prior to any subsequent entry.

(ii) Except to the extent such damage or loss is created by a condition that existed prior to Purchaser’s entry onto the Property, Purchaser will indemnify, defend and hold harmless Seller, Seller’s Lender, Kimco Realty, and Elmsford 1705 and each Seller Party from and against any and all claims, demands, losses, liabilities, damages, and expenses (including reasonable attorney’s fees) arising out of or resulting from any entry by Purchaser or Purchaser’s Representatives onto the Property or any portion thereof and/or any willful misconduct, recklessness or negligent act or omission of Purchaser or Purchaser’s Representatives (including without limitation any property damage or personal injury resulting therefrom) in connection with Purchaser’s due diligence investigations. The foregoing indemnification agreement and Purchaser’s obligation to repair at Purchaser’s sole cost and expense, within five (5) business days or such longer period of time as is reasonable if such repairs cannot reasonably be completed within five (5) business days, any damage to the Property caused by Purchaser’s activities on the Property to substantially the condition it was in immediately prior to such damage, shall survive Closing or termination of this Agreement.

2.2.4. Termination Right (Diligence Period). Purchaser shall have the right to terminate this Agreement by written notice to Seller (a “Diligence Period Termination Notice”) at any time during the Due Diligence Period on or prior to the Expiration Date, with TIME BEING OF THE ESSENCE as of 5:00 p.m. on the Expiration Date, for any reason or no reason in Purchaser’s sole discretion. The Diligence Period Termination Notice shall be effective if delivered by email only from Purchaser or Purchaser’s Counsel to Seller’s Counsel. If Purchaser delivers a Diligence Period Termination Notice to Seller on or prior to the Expiration Date, then Purchaser shall pay to Seller $100.00, which is the amount agreed upon by Seller and Purchaser as the appropriate compensation to Seller for allowing Purchaser the right of termination provided in this Section 2.2.4, and the Termination Provisions shall apply. If Purchaser does not deliver a Diligence Period Termination Notice on or prior to the Expiration Date, then Purchaser shall be conclusively deemed to have waived any right to terminate this Agreement under the provisions of this Section 2.2.4, and the Deposit will be nonrefundable except as otherwise set forth herein. The provisions of this Section 2.2.4 shall survive the termination of this Agreement.

2.2.5. Confidentiality. Purchaser agrees that all non-public information regarding the Property (including all non-public information contained in the Seller Diligence Items) of whatsoever nature made available to Purchaser, its agents or representative, by Seller or Seller 's agents or representatives or which Purchaser obtained through Purchaser’s inspections and examinations of the Property (collectively, the “Proprietary Information”) is confidential, shall be kept secret and shall not be disclosed to any other person except to Purchaser Representatives who need to know such information to assist Purchaser in undertaking Purchaser’s inspections and examinations of the Property and analyzing the results thereof. Notwithstanding the foregoing, Purchaser may disclose or otherwise use such Proprietary Information to the extent that such information (a) is required to be disclosed by law or court order or judicial process or (b) is already publicly available through a source other than Purchaser or any person or entity within the control of or under common control with Purchaser.

2.2.6. Continuing Right of Inspection; Entry. Following the Expiration Date and prior to the Closing, Purchaser and the Purchaser Representatives may enter onto the Property for the purposes of taking measurements and performing any additional testing of the Property (including environmental testing that may be required by Purchaser’s lender(s) and/or investor(s)). The terms and conditions contained in Sections 2.2.2, 2.2.3 and 2.2.5 hereinabove with respect to access to the Property, notice prior to such access, insurance, indemnity, repair, and confidentiality shall be applicable to any entry of the Property by Purchaser and Purchaser’s Representatives after the Expiration Date and prior to the Closing. Notwithstanding anything herein to the contrary, the continuing right to inspect the Property after the Expiration Date is solely a courtesy provided by the Seller to the Purchaser and shall not affect the non-refundable nature of the Deposit for any reason.

2.2.7. Reports. Purchaser agrees, promptly after receipt thereof, to provide Seller with copies of all final engineering and architectural reports, environmental reports and lab analyses, appraisals, construction and renovation estimates, and tax clearance certificates, as applicable (collectively, the “Reports”) commissioned and received by Purchaser or Purchaser’s Representatives in connection with the Property, and with any additional Reports which Purchaser or Purchaser’s Representatives may receive prior to the Closing, all at no cost or expense to Seller, and, until the Closing, keep the Reports confidential, provided that such Reports or other information gathered by Purchaser or Purchaser’s Representatives in respect of the any of Purchaser’s due diligence investigations may be shared by Purchaser or Purchaser’s Representatives (i) with other of Purchaser’s Representatives who have reasonable need to access the same in connection with the transactions contemplated hereunder so long as such third parties are advised of the confidential nature of such information or (ii) in accordance with applicable law. Seller shall have the right to use the Reports for Seller’s purposes. All Reports shall be delivered to Seller without any representation or warranty as to the truth, completeness or accuracy of the Reports or any other matter relating thereto, and Purchaser shall provide them solely as an accommodation to Seller. Upon any termination of this Agreement except in connection with any Seller’s Default, Purchaser, at Seller’s sole cost and expense, shall use commercially reasonable efforts to cooperate with Seller to facilitate (by assigning applicable contracts to Seller without any representation or warranty and with no liability to Purchaser) Seller’s retaining any of the Persons who shall have prepared any such Reports. The terms of this Section 2.2.7 shall survive the termination of this Agreement.

ARTICLE 3.
PURCHASE PRICE

3.1. Purchase Price. The purchase price for the Property shall be Twenty-Nine Million and 00/100 U.S. Dollars ($29,000,000.00) plus the Yield-Maintenance Premium plus twenty percent (20%) of any funds received from BBB (or waived Rent) in excess of the Yield Maintenance Premium (the “Purchase Price”), subject to such payments, apportionments, adjustments and credits as are provided herein, including, without limitation, as set forth in Section 7.2.2 of this Agreement.

3.2. Allocation and Taxes. Seller and Purchaser agree that no portion of the Purchase Price is being allocated to any tangible personal property or Intangible Personal Property related to the Property.

3.3. Deposit and Balance of Purchase Price. Purchaser shall pay the Purchase Price as follows:

3.3.1. If the Purchaser has not otherwise terminated this Agreement, no later than 5:00 p.m. on the date that is two (2) Business Days after the Expiration Date, TIME BEING OF THE ESSENCE with respect to such date, Purchaser shall deposit the sum of One Million Four Hundred Thousand and 00/100 U.S. Dollars ($1,400,000.00) (such principal amount, together with interest, if any, earned thereon, is referred to collectively as the “Deposit”), with the Title Company, as escrow agent, and such Deposit shall be held by the Title Company in escrow pursuant to the terms of that certain escrow agreement among Seller, Purchaser and the Title Company in the form attached hereto as Exhibit A (the “Deposit Escrow Agreement”). Notwithstanding anything to the contrary contained in this Agreement, any failure by Purchaser to fund any portion of the Deposit as required pursuant to this Section 3.3.1 on its due date shall constitute a material breach by Purchaser of the terms of this Agreement, and Seller shall have the right to immediately terminate this Agreement and the Termination Provisions shall apply.

3.3.2. The cash balance of the Purchase Price, subject to such payments, apportionments, adjustments and credits as are provided herein, shall be delivered to the Title Company, in its capacity as escrow agent, on the Closing Date in accordance with the terms of the Escrow & Closing Instruction Agreement, to be applied in accordance with the provisions set forth in such Escrow & Closing Instruction Agreement and Section 7.3 of this Agreement.

3.4. Deposit Refund Event. After the Expiration Date, if Purchaser has not terminated this Agreement, the Deposit shall be non-refundable to Purchaser and shall be paid and released to Seller upon any termination of this Agreement, except in the event this Agreement shall be terminated as a result of any Deposit Refund Event. Upon the occurrence of a Deposit Refund Event, the Deposit shall be promptly refunded by the Title Company to Purchaser. At Closing, (x) the Deposit shall be released from escrow by the Title Company and paid and delivered to Seller, and (y) the total amount of the Deposit shall be applied as a credit to the Purchase Price. Upon any termination of this Agreement in accordance with its terms, subject to Section 9.1 and/or Section 9.2 of this Agreement to the extent applicable, the following “Termination Provisions” shall apply: (i) the Title Company shall deliver the Deposit to Seller or Purchaser, as applicable, in accordance with this Section 3.4, (ii) Purchaser shall restore and repair, at Purchaser’s sole cost and expense, promptly after termination any damage to Property caused by Purchaser’s activities on the Property during the Due Diligence Period to substantially the same condition which existed immediately prior to such damage, shall return all Seller Diligence Items to Seller, and, to the extent that such termination did not occur as a result of a Seller’s Default, shall deliver all Reports and otherwise comply with its obligations under Section 2.2.7 of this Agreement, (iii) each party to this Agreement will pay for its own out-of-pocket expenses incurred in connection with this Agreement, provided, however that only to the extent that such termination occurs as a result of a Seller’s Default, Seller shall reimburse Purchaser for Purchaser's actual and reasonable out-of-pocket costs in connection with this Agreement and the transaction described herein, including reasonable attorneys' fees, due diligence costs, and the costs of pursuing any financing, the evidence of which shall be presented to Seller upon request, not to exceed $100,000.00 in the aggregate (“Purchaser’s Cost Reimbursement”), and (iv) thereafter this Agreement shall be null and void and the parties hereto shall be relieved and released of and from any further liability hereunder and with respect to each other, other than any liability which is expressly stated to survive the termination of this Agreement. The provisions of this Section 3.4 shall survive termination of this Agreement.

ARTICLE 4.
TITLE AND SURVEY

4.1. State of Title. Except as herein otherwise provided, the Property shall be transferred, conveyed and assigned by Seller to Purchaser at Closing subject only to the Permitted Exceptions. Purchaser shall promptly order from the Title Company a commitment (the “Title Commitment”) for an ALTA leasehold/fee title insurance policy covering the Property. Purchaser shall direct the Title Company to deliver copies of such Title Commitment to Seller’s attorney simultaneously with the delivery of same to Purchaser. In addition, Purchaser may obtain a current survey of the Parcels (the “Survey”) prepared by a surveyor licensed by the state in which the Parcels are located. Purchaser shall use all commercially reasonable efforts to ensure that the Title Commitment is received no later than by the tenth (10th) Business Day following the Effective Date (subject to the later receipt of municipal searches to the extent that such searches have not yet been returned by the municipality) and that the Survey is received promptly.

4.1.1. If there shall be any exceptions set forth in the Title Commitment and/or Survey (that are not Permitted Exceptions) that are not acceptable to Purchaser, Purchaser shall provide Seller with written notice (the “Title Defect Notice”) of specific defects in the title to or Survey of the Parcels or other items disclosed in the Title Commitment or on the Survey which Seller needs to address or remedy on or prior to the tenth (10th) Business Day following receipt of the Title Report or, with respect to the survey exception, receipt of the Survey. Notwithstanding the notice provisions in Section 10.10, such Title Defect Notice may be sent by email to Seller's attorney. Subject to Section 4.2 of this Agreement, any title or survey exceptions that are: (a) with respect to the Leasehold Parcel, included in the Pre-Approved Permitted Exceptions (Leasehold Parcel) or, with respect to the Fee Parcel, included in the Pre-Approved Permitted Exceptions (Fee Parcel), or (b) described in the Title Commitment and/or reflected on the Survey which are not objected to on or prior to the tenth (10th) Business Day following receipt of the Title Report or receipt of the Survey shall be deemed to be, collectively “Permitted Exceptions.”

4.1.2. Upon receipt of a Title Defect Notice, Seller shall have ten (10) business days (the “Cure Election Period”), following receipt of the Title Defect Notice in which to elect in writing either: (i) to remove or cure, at Seller’s sole cost and expense, any of such noted defects to the title and/or the Survey (in which event same shall then be deemed a “Mandatory Removal Item” for purposes of this Agreement), whereupon Seller shall be entitled to reasonable extensions of the Closing one or more times for a period not to exceed thirty (30) days in the aggregate, provided that in no event shall such extension of the Closing for thirty (30) day or less cause the Closing to occur after May 30, 2022, time being of the essence as of such date, to enable Seller to convey such title to the Property to Purchaser free and clear of such noted defects to the title and/or the Survey and otherwise in accordance with the terms of this Agreement. Seller shall give notice to Purchaser that it intends to postpone the Closing no later than two (2) Business Days prior to the originally scheduled Closing Date; (ii) to not remove or cure such noted defects to the title and/or the Survey; or (iii) to notify Purchaser that such noted defects are not removable or curable (such notice of election being referred to herein as the “Cure Notice”). If Seller fails to deliver the Cure Notice to Purchaser during the Cure Election Period, Seller shall be deemed to have elected not to cure the defects noted in the Title Defect Notice. If Seller declines to cure (or is deemed to have declined to cure) any defect noted in the Title Defect Notice, or if Seller notifies Purchaser that any such defect is not curable, Purchaser may elect, on the later to occur of the Expiration Date and ten (10) business days after Purchaser’s receipt of the Cure Notice, or expiration of the Cure Election Period if Seller fails to deliver a Cure Notice, either: (x) to accept title to the Property with any defect Seller declines to cure (or is deemed to have declined to cure) and any defect Seller has notified Purchaser is not curable (in which event any such title defect(s) shall be deemed a Permitted Exception hereunder), subject to the right to deduct from the Purchase Price funds necessary to satisfy outstanding Mandatory Removal Items; or (y) to terminate this Agreement by written notice to Seller (in which event the Termination Provisions shall apply). If Purchaser fails to deliver a termination notice pursuant to this Section 4.1.2, then Purchaser shall be conclusively deemed to have made an election under clause (x) of this Section 4.1.2.

4.1.3. Notwithstanding any other provision of this Agreement, and whether or not any of the same are included in Purchaser’s Title Defect Notice or Seller’s Cure Notice, Seller shall be unconditionally obligated to remove all Mandatory Removal Items and in no event shall any Mandatory Removal Item be a Permitted Exception. Purchaser acknowledges that any matter relating to the environmental condition of the Parcels shall not be deemed to be a title exception and shall not be subject to the provisions of this Section 4.1 or Section 4.2 except to the extent that there shall be a lien or encumbrance to the title of the Parcels as a result thereof.

4.2. Title Updates. If, at any time after the Expiration Date, any update to the Title Commitment or the Survey discloses any liens, encumbrances or other items to which Purchaser objects to title (except for those liens, encumbrances or other objections to title which were caused by Purchaser or Purchaser’s Representatives or any Permitted Exceptions) which were not disclosed on any version of the Title Commitment or Survey previously delivered to Purchaser (each, a “New Exception”), Purchaser shall have a period of twenty (20) Business Days from the date of Purchaser’s receipt of such update (the “New Exception Review Period”) to review and to approve or disapprove of the same. If the New Exception is unacceptable to Purchaser, Purchaser, at its sole option, may elect by delivering written notice to Seller prior to 5:00 pm on the date of expiration of the New Exception Review Period either (A) to terminate this Agreement (in which event the Termination Provisions shall apply), (B) to waive such objections and proceed with the transactions contemplated by this Agreement, in which event Purchaser shall be deemed to have approved the New Exception and same shall be a Permitted Exception hereunder, or (C) if the New Exception is a Mandatory Removal Item, require Seller to cure same pursuant to the terms and conditions of this Agreement, whereupon Seller shall be entitled to reasonable extensions of the Closing one or more times for a period not to exceed thirty (30) days in the aggregate, provided that in no event shall such extension of the Closing for thirty (30) day or less cause the Closing to occur after May 30, 2022, time being of the essence as of such date, to enable Seller to convey such title to the Property to Purchaser free and clear of such New Exception and otherwise in accordance with the terms of this Agreement, provided that Seller shall give notice to Purchaser that it intends to postpone the Closing no later than two (2) Business Days prior to the originally scheduled Closing Date; provided further, that if Purchaser makes an election to terminate this Agreement under clause (A) above, Seller may elect, in Seller’s sole discretion, by delivery of written notice to Purchaser sent within ten (10) business days from Seller’s receipt of written notice from Purchaser exercising such election, to cure such New Exception (in which event same shall then be deemed a “Mandatory Removal Item” for purposes of this Agreement), whereupon Seller shall be entitled to reasonable extensions of the Closing one or more times for a period not to exceed thirty (30) days in the aggregate, provided that in no event shall such extension of the Closing for thirty (30) day or less cause the Closing to occur after May 30, 2022, time being of the essence as of such date, to enable Seller to convey such title to the Property to Purchaser free and clear of such New Exception and otherwise in accordance with the terms of this Agreement, provided that Seller shall give notice to Purchaser that it intends to postpone the Closing no later than two (2) Business Days prior to the originally scheduled Closing Date.

4.3. Removal of Mandatory Removal Items and Other Title Defects. If the Property shall, at the time of the Closing, be subject to any Mandatory Removal Items, the same shall not be deemed an objection to title (and shall instead be a Permitted Exception under this Agreement) provided that, Seller informs Purchaser within the time periods provided in Sections 4.1.2 and 4.2 that Seller intends to remove such Mandatory Removal Items in accordance with this Section 4.3, and at the time of the Closing, Seller (a) delivers (or causes to be delivered from the Purchase Price) by wire transfer in immediately available U.S. funds or (b) provided that Seller has made or makes arrangements with the Title Company at or in advance of the Closing, Seller will deposit with the Title Company sufficient monies acceptable to and required by the Title Company, or bond such lien or encumbrance, or and provide such documentation, affidavits and indemnities as may be reasonably determined by Title Company as being sufficient to insure Purchaser that title is free of any such liens and encumbrances at the Closing in the amount required to satisfy the same and delivers to Purchaser and/or the Title Company at the Closing instruments in recordable form (and otherwise in form reasonably satisfactory to the Title Company in order to omit same as an exception to the Title Policy) sufficient to satisfy and discharge of record such Mandatory Removal Items, together with the cost of recording or filing such instruments. The existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements. Seller shall have the right at Closing to cause the Title Company to disburse portions of the Purchase Price in separate certified or bank checks to various payees so that Seller can satisfy such liens or encumbrances, and pay the amount of any unpaid taxes, assessments, water charges and sewer rents and any other Closing adjustments which Seller is obligated to pay and discharge. Other than with respect to the removal of Mandatory Removal Items or any encumbrance caused by Seller in violation of the terms of this Agreement, in no event shall Seller be obligated to pay or expend a maximum of Five Hundred Thousand and 00/100 U.S. Dollars (US$500,000.00) (the "Maximum Title Expenditure") to cure any defects to the title raised by Purchaser and not otherwise a Permitted Exception under this Agreement.

4.4. Removal of Violations. Subject to Section 4.3 of this Agreement, the Property is sold, and Purchaser shall accept same, subject to any and all violations of law, rules, regulations, ordinances, orders, or requirements noted in or issued by any federal, state, county, municipal or other department or governmental agency having jurisdiction against or affecting the Property (including notes or notices of violations of law or municipal ordinances, order or requirements noted or issued by any governmental department having authority as to lands, housing, buildings, fire, health, environmental and labor conditions, or violations wherever noted or issued) that will not present life and safety issues to the tenants that will remain at the Property and not otherwise terminating within 180 days of Closing (collectively, "Violations") and any conditions which could give rise to any Violations. Seller shall have no obligation to cure or remove any Violations, except that Seller shall be responsible for any and all monetary penalties and/or fines imposed prior to the Closing Date.

4.5. Notwithstanding anything to the contrary contained in this Agreement, (i)Seller shall not be required to take or bring any action or proceeding or any other steps to remove any items shown on any Title Commitment or Survey, or any New Exceptions, that Seller reasonably believes are Permitted Exceptions or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller therefor, at law or in equity, except that (i) Seller shall, on or prior to the Closing Date, pay, discharge or remove of record or cause to be paid, discharged or removed of record at Seller’s sole cost and expense all Mandatory Removal Items and (ii) if Seller has given notice to Purchaser pursuant to Sections 4.1.2 or 4.2 that Seller shall cure such matters, then Seller shall be obligated to cure such matters a Seller’s cost.

4.6. Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller.

ARTICLE 5.
ADDITIONAL AGREEMENTS/COVENANTS

5.1. Minor Damage or Condemnation. In the event of loss or damage to, or condemnation of, the Parcels, the Property or any portion thereof which is not “Major” (as hereinafter defined), this Agreement shall remain in full force and effect provided that Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser, without representation, warranty or recourse to Seller, all of Seller’s right, title and interest in and to any claims and proceeds Seller may have or receive with respect to any insurance policies or condemnation awards relating to the premises in question, after deduction from any proceeds actually received by Seller, its reasonable expenses of collection and amounts expended by Seller in Seller’s reasonable discretion to prevent further damage to the Property or to alleviate unsafe conditions at the Property caused by casualty or condemnation (“Net Proceeds”). In no event shall Seller adjust any claim or settle any award without Purchaser’s consent, which shall not be unreasonably withheld, conditioned or delayed. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended to a date on or before the Outside Closing Date in order to allow for the completion of such repairs; provided, that Seller shall use all commercially reasonable efforts to complete such repairs no later than sixty (60) days following the occurrence of the underlying loss or damage. If Seller elects or is required to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. At Closing Seller shall assign Seller’s interest in any insurance claims, insurance proceeds and/or condemnation awards resulting from casualty or condemnation pursuant to an assignment instrument in form and substance satisfactory to the parties but consistent nevertheless with this Section 5.1 and shall also turn over to Purchaser any Net Proceeds received by Seller. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser. The provisions of this Section 5.1 constitute an express provision superseding the provisions of the uniform vendor and Purchaser act a/k/a general obligations law §5-1311, or any and all laws, orders, rules, regulations or requirements amending or modifying the same.

5.2. Major Damage. In the event of a “Major” loss or damage to, or condemnation of, the Parcels, the Property or any portion thereof, Purchaser may terminate this Agreement by written notice to Seller, in which event the Termination Provisions shall apply. If Purchaser does not elect to terminate this Agreement within ten (10) Business Days after Seller sends Purchaser written notice of the occurrence of such Major loss, damage or condemnation (which notice shall state the anticipated cost of repair or restoration thereof and the anticipated time to effect the same as estimated by an architect, in writing), then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall assign to Purchaser, without representation, warranty or recourse to Seller, all of Seller’s right, title and interest in and to any Net Proceeds. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser. The provisions of this Section 5.2 constitute an express provision superseding the provisions of the uniform vendor and purchaser act a/k/a general obligations law §5-1311, or any and all laws, orders, rules, regulations or requirements amending or modifying the same. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (i) with respect to the Leasehold Parcel, Section 5.1 and this Section 5.2 shall be subject in all respects to the rights of Elmsford 1705 under the Ground Lease (including without limitation Articles 20 and 21 thereof) and (ii) in the event that the Ground Lease shall be terminated as a result of any loss or damage to, or condemnation of, the Leasehold Parcel, the Property or any portion thereof (irrespective of whether such loss, damage or condemnation is “Major”), then either Seller or Purchaser may terminate this Agreement by written notice to the other Party, in which event the Termination Provisions shall apply.

5.3. Contract Period Covenants. Seller covenants that between the Effective Date and the Closing Date (or the earlier termination of this Agreement), to the extent permissible under the terms of the Ground Lease:

5.3.1. Except as otherwise contemplated by this Agreement, from and after the Effective Date and through the Closing Date, Seller shall comply with or cause to be complied with all applicable Laws affecting the Property, and Seller shall materially comply with all terms of the Ground Lease and shall not cause, suffer or permit any default to occur thereunder that continues past any applicable notice and cure period that may be provided for under the terms of the Ground Lease. Seller shall promptly after the delivery or receipt thereof deliver to Purchaser copies of all material written notices concerning or delivered pursuant to the terms of the Ground Lease.

5.3.2. Seller shall not modify, extend, terminate, or amend any Service Contract affecting the Property, or enter into any new Service Contract, unless the same is terminable at or prior to the Closing without cost. As of Closing, Seller shall terminate any and all Service Contracts, property management and/or leasing and/or brokerage agreements with respect to the Property; provided, that to the extent that Purchaser shall notify Seller, in writing, that it shall desire to assume any of the Service Contracts (which written notice shall specify each such Service Contract that Purchaser desires to assume) prior to the Expiration Date and to the extent that such specified Service Contract(s) are assignable by Seller to Purchaser without payment or penalty in accordance with the terms thereof (any such Service Contract herein referred to as the “Service Contracts to be Assigned”), then Seller shall assign, and Purchaser shall assume, all of Seller’s right, title and interest in and to such Service Contracts to be Assigned at Closing and Seller shall have no obligation to terminate any such Service Contracts to be Assigned.

5.3.3. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which the Effective Date occurs or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Real estate tax refunds and credits received by Seller (and which are not to be paid or refunded to Elmsford 1705 under the terms of the Ground Lease) after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser after deducting the reasonable expenses of collection thereof, which obligation shall survive the Closing.

5.3.4. Seller shall not, without the prior written approval of Purchaser, cause any liens, mortgages, deeds of trust, or other encumbrances not currently of record to be placed against, or to affect any part, of the Property.

5.3.5. Seller shall operate and maintain the Property, or cause the Tenant to operate and maintain the Property, in a businesslike manner consistent with BBB Sublease and Ground Lease requirements and otherwise substantially in accordance with Tenant’s and Seller’s past practices with respect to the Property, including, without limitation, performing maintenance and repairs for the Property. Without limiting the foregoing, prior to the Closing, Seller shall at all times keep the Property, or shall cause the Tenant to keep the Property, insured against fire and other hazards covered by the insurance policies maintain by Seller or Tenant, as applicable, prior to the Effective Date.

5.3.6. Seller shall not remove from the Property or permit BBB or any other party to remove from the Property any items of Tangible Property unless such item is replaced with a similar item of comparable utility and value.

5.3.7. Seller shall, promptly after Seller obtains knowledge thereof, advise Purchaser in writing of any litigation, arbitration proceeding or administrative proceeding or hearing (including condemnation) before any Governmental Authority affecting Seller or the Property which is instituted after the Effective Date.

5.3.8. Seller covenants not to (and not to agree to) option, transfer, sell or otherwise dispose of all or any portion of the Property or enter into an agreement that would create an easement or encumbrance with respect to the Property without the prior written consent of Purchaser, except for the use and consumption of inventory and other supplies, and the replacement of worn out and obsolete or defective tools, fixtures, equipment and appliances in the ordinary course of business.

5.4. Obligations Pertaining to Leases and Ground Lease. It is hereby acknowledged and agreed that Seller has entered into the Leases, which shall be binding upon Purchaser following the Closing. Seller covenants that between the Effective Date and the Closing Date (or the earlier termination of this Agreement):

5.4.1. Seller shall comply with all of Seller’s obligations under the Leases in all material respects, and Seller shall not enter into any new oral or written occupancy contracts, leases, licenses, tenancies or other rights of occupancy of any nature, or terminate, modify, amend or waive or extend the time for performance or observance of any term, covenant, provision or agreement contained in any Leases, consent to any sublease or assignment of any Leases, or apply any Security Deposit against delinquent Rents or otherwise, without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s reasonable discretion.

5.4.2. Seller shall promptly after the delivery or receipt thereof deliver to Purchaser copies of all material written notices concerning or delivered pursuant to the terms of any of the Leases.

5.4.3. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser an executed Tenant Estoppel Certificate dated within thirty (30) days prior to Closing, an Elmsford 1705 Estoppel Certificate and Waiver and Recognition Agreements.

5.4.4. Notwithstanding anything herein to the contrary, after the Expiration Date and upon the Title Company’s confirmation of the receipt of the Deposit, Seller shall, at Purchaser's cost, use commercially diligent efforts to secure a sublease termination agreement (the “Termination Agreement”) between Bed, Bath, & Beyond Inc. (“BBB”) and the Purchaser as contract-vendee with respect to the BBB Sublease at the Leasehold Parcel on terms that are reasonably acceptable to Purchaser and Seller. The Termination Agreement shall be signed by BBB prior to Closing and deposited into escrow with the Title Company as escrow agent. BBB shall provide corporate resolutions authorizing execution of the Termination Agreement by the signatory that are reasonably satisfactory to Purchaser. The terms of the Termination Agreement shall be deemed satisfactory to Purchaser and Seller if it includes the following terms: (a) BBB shall agree to terminate its BBB Sublease and vacate the entirety of its subleased premises on or before the later of 1) March 31, 2022 or 2) within 30 days following the Closing but in no case before the Closing; (b) BBB shall remit payment at Closing (the “Termination Fee”) to the Purchaser equal to at minimum 100% of the Yield Maintenance Charge1 as consideration for the early termination of the BBB Sublease; (c) the Termination Agreement shall be executed by Purchaser at Closing and shall be binding on Purchaser upon consummation of the Closing, in no event shall either BBB or Purchaser have any liability to the other if the Closing does not occur for any reason, (d) all rent due under the BBB Sublease shall be paid through termination, (e) upon the date BBB vacates, the subleased premises shall be in "as-is, broom clean" condition, all inventory, furniture and trade fixtures shall be removed and any alterations shall be removed if required by the terms of the BBB Sublease, (f) the Termination Fee shall be paid by BBB to the Title Company as escrow agent pursuant to the terms of the Termination Agreement (BBB’s remittance of the Termination Fee shall be a condition precedent to the Title Company’s release of the Termination Agreement), and (g) if requested by BBB, Seller shall provide an estoppel certificate to BBB at or prior to Closing indicating no defaults by BBB and no conditions that with notice or the passage of time would be a default by BBB. Seller and Purchaser further agree that (i) Purchaser shall effectuate the termination of the BBB Sublease after the Closing and (ii) Purchaser shall retain 100% of the Termination Fee that equals the Yield Maintenance Charge, and Purchaser shall retain only 80% of the Termination Fee that exceeds the Yield Maintenance Charge, and Seller shall receive 20% of the Termination Fee that exceeds the Yield Maintenance Charge. The date upon which the Seller obtains a fully executed Termination Agreement shall be the “Termination Agreement Approval Date.” In the event that Seller is unable after diligent efforts to obtain a satisfactory Termination Agreement with BBB on or before the originally scheduled Closing Date, then the Seller or Purchaser may terminate this Agreement in which event the Termination Provisions shall apply. For the avoidance of doubt, if the Seller is unable to obtain a satisfactory Termination Agreement with BBB, this shall be deemed a Seller Caused Closing Condition Failure and not a Seller’s Default, and, therefore, Seller shall not be responsible for Purchaser’s Cost Reimbursement.

[1]	See Exhibit L for Sample Calculation of Yield Maintenance Charge.

5.4.5. Seller shall comply with all of Seller’s obligations under the Ground Lease and the Easement Agreement dated December 11, 2013 between Elmsford 1705, LLC and Seller ("Easement Agreement") in all material respects, and Seller shall not terminate, modify, amend or waive or extend the time for performance or observance of any term, covenant, provision or agreement contained in the Ground Lease or Easement Agreement. Seller shall use commercially reasonable efforts to deliver to Purchaser within thirty (30) days after the Effective Date, a waiver by Elmsford 1705 of its right of first offer pursuant to the Easement Agreement.

5.5. Assignment of Mortgage. Not less than ten (10) Business Days prior to the Closing Date, Seller shall request Seller's Lender to assign its existing mortgage encumbering the Property to such lender as Purchaser may request. In the event that Seller's Lender agrees to assign such existing mortgage at Closing, Purchaser shall receive the benefit of any mortgage tax credit available by reason of such assignment.

5.6. Continuity of Insurance. Purchaser acknowledges and agrees that, as set forth in Article 19 of the Ground Lease, Purchaser shall be obligated to maintain certain policies of insurance in full force and effect as of and at all times following the Closing Date, and that any lapse in the continuity of insurance shall be a default under the terms of the Ground Lease. No later than ten (10) Business Days prior to the Closing Date, Purchaser shall provide Seller with the forms of certificates of insurance that shall evidence the insurance coverage, and in the form required under the terms of the Ground Lease, and hereby authorizes Seller to furnish such proposed certificates of insurance to Elmsford 1705 for review and approval and, to the extent that Elmsford 1705 shall request any changes thereto that are consistent with the Ground Lease, or shall request to see copies of any of the underlying insurance policies, Purchaser shall comply with all such requests made by Elmsford 1705 prior to the Closing. Without limitation to the foregoing, Purchaser covenants and agrees that, at Closing, it shall provide Elmsford 1705 with all required certificates of insurance in such form as shall have been approved by Elmsford 1705 and shall cause all insurance to be in full force and effect as of the Closing Date to ensure that there is no interruption to the continuity of insurance coverage (it being agreed that the existing policies of insurance maintained by Seller shall no longer insure any of the Property from and after the Closing Date).

ARTICLE 6.
CLOSING

6.1. Closing and Closing Conditions.

6.1.1. The consummation of the transactions contemplated herein (the “Closing”) shall occur, following the satisfaction (or waiver by the applicable party) of each of the Closing Conditions that are to be satisfied prior to (and not in connection with) the Closing, on a date (the “Closing Date”) that is March 31, 2022. Notwithstanding the foregoing, Purchaser shall have the right to extend Closing from time to time to a date that is on or before the Outside Closing Date provided that Purchaser gives notice to Seller of such extended Closing Date not less than two (2) days in advance of the previously scheduled Closing Date (which notice may be provided by email). Notwithstanding anything herein to the contrary or otherwise, the Closing shall be consummated on a date set by Purchaser that is on or before April 29, 2022 (the “Outside Closing Date”). TIME SHALL BE OF THE ESSENCE WITH RESPECT TO SELLER'S AND PURCHASER’S OBLIGATIONS TO CLOSE ON OR BEFORE THE OUTSIDE CLOSING DATE. The Closing shall occur through an escrow with the Title Company on the terms set forth in the Escrow & Closing Instruction Agreement. Funds shall be deposited into and held by the Title Company by exchange with the Escrow Agent of the Closing Documents by overnight mail and other closing deliveries by electronic media in a closing escrow account with a bank reasonably satisfactory to Purchaser and Seller. Upon satisfaction or completion of all Closing Conditions and deliveries required by this Agreement, the parties shall direct the Title Company to immediately record and deliver the Closing Documents to the appropriate parties and make disbursements according to the Closing Statement.

6.1.2. Notwithstanding anything to the contrary contained in this Agreement, if on the originally scheduled Closing Date a Seller Caused Closing Condition Failure shall exist, Seller shall have the right to extend the Closing Date for a period of up to thirty (30) days regardless if the end of such thirty (30) day period is after the Outside Closing Date in order to cause such Seller Caused Closing Condition Failure to be remedied, provided that in no event shall such extension of the Closing for thirty (30) day or less cause the Closing to occur after May 30, 2022, time being of the essence as of such date. To the extent that Seller shall cause such Seller Caused Closing Condition Failure to be remedied within such thirty (30) day period and otherwise be ready, willing and able to proceed to Closing in accordance with the terms and conditions of this Agreement, then this Agreement shall remain in full force and effect and the parties hereto shall proceed to Closing on a date set by Purchaser that is not more than ten (10) Business Days from the date that Seller shall notify Purchaser that such Seller Caused Closing Condition Failure has been remedied (and such date shall be the “Closing Date” for all purposes under this Agreement). In the event that Seller shall be unable to remedy and remove such Seller Caused Closing Condition Failure within such thirty (30) day period (time being of the essence), Purchaser shall have the right in its sole discretion to terminate this Agreement by providing written notice of such termination to the Seller and the Termination Provisions shall apply, and in such case, Seller shall not be responsible for Purchaser’s Cost Reimbursement.

6.1.3. In the event that the Closing Date is scheduled to occur on a day that is not a Business Day, then the Closing shall automatically be adjourned and shall occur on the immediately succeeding Business Day.

6.2. Conditions to the Closing.

6.2.1. Notwithstanding anything to the contrary contained within this Agreement, the obligation of Seller to close in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed in this Section 6.2.1 (collectively, the “Seller Closing Conditions”), provided that Seller, at its election, evidenced by written notice delivered to Purchaser at or prior to the Closing, may waive all or any of the Seller Closing Conditions:

(A) Purchaser shall have executed and delivered, and/or caused there to be executed and delivered (duly acknowledged if appropriate), to the Title Company all of the Purchaser Closing Documents and shall have paid and delivered the balance of the Purchase Price in accordance with Section 3.3.2 of this Agreement and all of the other Purchaser Funds, each in accordance with the Escrow & Closing Instruction Agreement and the terms and conditions of this Agreement;

(B) All representations and warranties made by Purchaser in this Agreement shall have been true and correct in all material respects as of the Effective Date, and shall be true and correct as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date);

(C) no decision, order, decree, or similar ruling shall have been issued (and remain in effect) restraining or enjoining the transactions contemplated by this Agreement, to the extent that none of Seller nor any of Seller’s affiliates, agents, or representatives shall have intentionally caused or colluded with the party(ies) who caused such issuance to occur;

(D) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing;

(E) No law shall have been enacted that would make illegal or invalid otherwise prevent the Closing of the transactions contemplated under this Agreement.

6.2.2. Notwithstanding anything to the contrary contained within this Agreement, the obligation of Purchaser to close and pay the Purchase Price is expressly conditioned upon the fulfillment by and as of (or, if required, prior to) the Closing Date of each of the conditions listed in this Section 6.2.2 (collectively, the “Purchaser Closing Conditions” and, together with the Seller Closing Conditions, the “Closing Conditions”), provided that Purchaser, at its election, evidenced by written notice delivered to Seller at or prior to the Closing, may waive any or all of the Purchaser Closing Conditions in its sole discretion:

(A) Seller shall have executed and delivered, and/or caused there to be executed and delivered (duly acknowledged if appropriate), to the Title Company all of the Seller Closing Documents, and shall have paid and delivered the Seller Funds, if any, each in accordance with the Escrow & Closing Instruction Agreement and the terms and conditions of this Agreement;

(B) all representations and warranties made by Seller in this Agreement shall have been materially true and correct when initially made and as of the Closing as though made on and as of the Closing (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date). In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any changed facts or circumstances (“Changes”) that: (i) occur between the Effective Date and the date of Closing and is expressly permitted under the terms of this Agreement (in which case Seller’s representation or warranty shall be deemed modified to reflect such change that was permitted under the terms of this Agreement); (ii) occur between the Effective Date and the date of Closing and (A) individually or in the aggregate do not materially and adversely affect (1) the performance by Seller of its obligations hereunder, (2) the consummation or validity of this Agreement or the transactions contemplated hereby, (3) the Property, access thereto and/or title thereto, or (4) Purchaser's rights and obligations hereunder, Purchaser's proposed use of Property and Purchaser's costs and expenses to achieve that use (all Changes described in (i) or (ii) inclusive, the “Non-Default Changes”). Seller shall have the right to amend its representations and warranties from time to time promptly upon receiving knowledge of such Non-Default Changes prior to the Closing Date by providing a copy of an amendment describing such Non-Default Changes to Purchaser, in which event a Seller’s Default shall not exist, and this Purchaser's Closing Condition shall be deemed satisfied. In the event that Seller amends its representations and warranties promptly upon receiving knowledge of any Change that does materially and adversely affect the matters in clause (ii) (1) through (4) above, then, except as provided below with respect to Default Changes, Purchaser shall have the right to either (a) proceed to Closing in accordance with this Agreement or (b) terminate this Agreement in which event the Termination Provisions shall apply. For purposes of this Section 6.2.2(B), Changes to the representations or warranties shall be deemed “Default Changes” if (X) the Change was within Seller’s reasonable control to prevent, (Y) the Change does not qualify as a Non-Default Change, and (Z) Purchaser’s actual damages will exceed One Million Dollars ($1,000,000.00) as a direct result of the Changes if the Purchaser elects to proceed with the Closing. In the event Purchaser is able to establish that there has been a Default Change to any Seller representation or warranty that Seller has not cured prior to the expiration of the Seller’s Default Cure Period, then Purchaser shall have the right to either (i) proceed to Closing in which event the Purchase Price shall be reduced by the aggregate amount of Purchaser's estimated damages but in no event shall the credit (the “Purchase Price Credit”) to the Purchase Price issued on the Closing Statement equal more than Five Hundred Thousand Dollars ($500,000.00), and Seller shall not be liable to Purchaser for any further adjustments, losses, or damages, or (ii) terminate this Agreement in which event the Termination Provisions shall apply. By way of clarification but without limiting the rights of Purchaser pursuant to this Section 6.2.2(B), a Change that results from the acts or omissions of Elmsford 1705 or which is beyond the reasonable control of Seller to prevent, even though it may be materially adverse to Purchaser, the Property, or the transaction contemplated by this Agreement, shall constitute a Non-Default Change and be subject to Section 6.1.2 of this Agreement (including the right to terminate this Agreement and the Termination Provisions shall apply).

(C) no decision, order or similar ruling shall have been issued (and remain in effect) restraining or enjoining the transactions contemplated by this Agreement, to the extent that none of Purchaser nor any of Purchaser’s affiliates, agents, or representatives shall have intentionally caused or colluded with the party(ies) who caused such issuance to occur;

(D) subject to Section 4.3, all Mandatory Removal Items have been removed such that the Title Company shall be irrevocably committed to issue the Title Policy to Purchaser (subject to the payment of the premium therefor) insuring the leasehold interest to the Leasehold Parcel and the fee interest in the Fee Parcel subject only to the Permitted Exceptions, and otherwise pursuant to the terms and conditions of this Agreement;

(E) Seller shall have complied with all applicable requirements under the Ground Lease pertaining to the transfer, conveyance and assignment to Purchaser of all of Seller’s right, title and interest in and to the Ground Lease, the Ground Lease shall be in full force and effect, and there shall be no default thereunder, and Elmsford 1705 shall have executed and delivered to Purchaser (i) the Elmsford 1705 Estoppel Certificate and Waiver, (ii) a recognition agreement executed by Elmsford 1705 and Elmsford 1705's lender in favor of Purchaser's lender on terms reasonably acceptable to Purchaser's lender if required by Purchaser's lender, (iii) if requested by Purchaser's lender, an intercreditor agreement between Elmsford 1705’s lender and Purchaser’s lender (collectively, such recognition agreement and intercreditor agreement are referred to as the "Recognition Agreements"), and (iv) a waiver by Elmsford 1705 of its right of first offer pursuant to the Easement Agreement;

(F) the BBB Sublease shall be in full force and effect, there shall be no uncured default thereunder and no conditions that with notice or the passage of time would be a default, BBB shall have executed and delivered to Purchaser a Tenant Estoppel Certificate and the Termination Agreement, and BBB shall have paid the Termination Fee into escrow with the Title Company pursuant to an escrow agreement in which BBB unconditionally agrees that the Termination Fee shall be released at Closing and upon delivery to BBB by the Title Company of a fully executed Termination Agreement;

(G) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller prior to and as of the date of Closing;

(H) Seller shall deliver the Property in substantially the same condition as it was at the Expiration Date (subject however to Section 5.1 and subject to Seller’s obligations under Section 5.3.5), excepting reasonable use and wear thereof and also excepting any condition at the Property that has been caused by the acts or omissions of Purchaser and/or its agents and representatives; and

(I) the Termination Agreement shall be fully executed by the Purchaser at Closing and by BBB prior to Closing and approved by the Seller and the Purchaser.

Notwithstanding anything contained in this Section 6.2.2 to the contrary, in the event Seller is obligated to make any payments in order to satisfy any of the foregoing Purchaser Closing Conditions, then to the extent that Seller directs the Title Company, in writing, to cause to be delivered from the Purchase Price the full amount of any such payment(s) to the party entitled to receive same (including, without limitation, with respect to (a) amounts required to remove any Mandatory Removal Items and (b) sums of money due from Seller under this Agreement, which written direction shall not have been modified, rescinded or revoked, such obligation to make such payment shall be deemed satisfied in full by the Seller.

6.3. Closing Deliveries. On or about five (5) Business Days prior to the Closing Date (but subject to finalizing the Closing Statement and providing same to the Title Company on the Closing Date), each of Purchaser, Seller and the Title Company shall enter into the Escrow & Closing Instruction Agreement, which shall provide, among other things, that, on or before the Closing Date: (a) Seller and Purchaser will each deposit with the Company all of Closing Documents as required by Section 6.3.1 and Section 6.3.2 of this Agreement, (b) on the Closing Date Purchaser will deposit with the Title Company all Purchaser Funds (including, without limitation, the balance of the Purchase Price required to be paid after application of the Deposit thereto and all prorations, adjustments and credits required to be made under this Agreement), and (c) on the Closing Date, solely to the extent that the parties have not provided for payment of same from Purchase Price proceeds under the Closing Statement, Seller shall deposit with the Title Company all Seller Funds.

6.3.1. Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver, and shall cause Elmsford 1705 or the tenants under the Leases, as indicated or applicable, to deliver in escrow to the Title Company, to be held by the Title Company in accordance with the Escrow & Closing Instruction Agreement, the following duly executed by Seller or such other party specified in this Section 6.3.1 (collectively, the “Seller Closing Documents”):

(i) With respect to the Leasehold Parcel, the Ground Lease Assignment and Assumption Agreement in proper form for recording in the State of New York, and, in connection with such assignment and assumption agreement, a New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584 required to record same in the County Clerk’s Office of the County of Westchester;

(ii) With respect to the Fee Parcel, a duly executed bargain and sale deed with covenants against grantor’s acts (the “Deed”) in the form attached hereto as Exhibit B-2 conveying fee title in and to the Fee Parcel and a New York State Combined Real Property Transfer Tax Return and Credit Line Mortgage Certificate, TP-584 and Form RP-5217, each prepared, executed and acknowledged by Seller and in proper form for submission (the Deed shall contain a perimeter metes and bounds description of the Fee Parcel prepared by Purchaser's surveyor, or if there is no survey, the legal description shall be the same as seller’s vesting deed);

(iii) Checks to the order of the appropriate officers in payment of all real property transfer taxes applicable to the conveyance of the Property to the Purchaser, which checks shall be certified or official bank checks if required by the taxing authority;

(iv) A duly executed Bill of Sale;

(v) A duly executed Assignment and Assumption of Leases, together with (i) an updated rent roll, certified by Seller to be true, correct and complete as of the Closing, in the same form as the Rent Roll attached to this Agreement as Schedule C-2, (ii) a Tenant Estoppel Certificate, executed by each tenant under the Leases , (iii) a Tenant Notice signed by Seller and to be sent by Purchaser to each tenant following the Closing, (iv) the Termination Agreement executed by BBB, and (v) delivery of the Termination Fee into escrow;

(vi) A duly executed Assignment of Contracts and Intangibles;

(vii) A Foreign Investment in Real Property Tax Act affidavit, executed by a principal of Seller, in the form attached hereto as Exhibit F stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;

(viii) The Elmsford 1705 Estoppel Certificate and Waiver duly executed by Elmsford 1705 that shall be dated within thirty (30) days of the Closing and a waiver of the right of first offer pursuant to the Easement Agreement;

(ix) Recognition Agreements obtained in accordance with Section 6.2.2(E);

(x) An incumbency certificate of Seller attaching true, correct and complete copies of its Articles of Organization, its operating agreement, a good standing certificate issued by the Secretary of State of the State of New York, and a duly authorized resolution of Seller authorizing the transactions entered into pursuant to this Agreement;

(xi) Such affidavits as the Title Company shall require in order to omit from the Title Policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller’s name, and to conduct an escrow closing in accordance with New York law;

(xii) A duly executed Closing Statement;

(xiii) An Information For Real Estate 1099-S Report Filing (Form 1099-S) as required by the Code, if applicable. The parties hereto designate the Title Company as the real estate reporting person within the meaning of Section 6045(e) of the Code, if applicable. Seller and Purchaser shall furnish all information, including, without limitation, their taxpayer identification numbers, that may be appropriate in order to enable the real estate reporting person to comply with the reporting requirements of Section 6045(e) of the Code;

(xiv) Any additional documents that Purchaser, Title Company may reasonably require for the proper consummation of the transactions contemplated by this Agreement, including without limitation, additional title company affidavits; provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement;

(xv) A certificate remaking Seller’s representations as of the Closing Date;

(xvi) If Seller and Purchaser enter into a binding agreement for a Like Kind Exchange, an assignment and acceptance form requested by Seller’s 1031 Exchange Company executed by Seller at no cost, expense or liability to Seller and/or Purchaser, in the form provided by such 1031 Exchange Company; and

(xvii) The Limited Guaranty.

6.3.2. Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall (a) pay the Purchase Price as required by, and in the manner described in, this Agreement, adjusted as set forth herein, and all other Purchaser Funds, each in immediate, same-day U.S. federal funds wired for credit into the Title Company’s escrow account (which funds must be delivered in a manner to permit the Title Company to deliver good funds to pay-down the liens of any Mandatory Removal Items described in clause (i) of the definition of “Mandatory Removal Items” (and as may be more particularly set forth in the Escrow & Closing Instruction Agreement) on the Closing Date), (b) take such action as is necessary to cause the Title Company to release the balance of the Purchase Price and all Deposit funds, together with all accrued interest thereon, to Seller at Closing, (c) pay all other costs and expenses to be funded by Purchaser pursuant to Section 7.1.2 of this Agreement (including without limitation the premium of the Title Policy to be provided by the Title Company to the Purchaser) and (d) deliver in escrow to the Title Company, to be held by the Title Company in accordance with the Escrow & Closing Instruction Agreement, the following duly executed by Purchaser or such other party specified in this Section 6.3.2 (collectively, the “Purchaser Closing Documents” and, together with the Seller Closing Documents, the “Closing Documents”):

(i) With respect to the Leasehold Parcel, the Ground Lease Assignment and Assumption Agreement, and the Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584 required to record same in the County Clerk’s Office of the County of Westchester;

(ii) With respect to the Fee Parcel, a New York State Combined Real Property Transfer Tax Return and Credit Line Mortgage Certificate, TP-584 and Form RP-5217, each executed and acknowledged by Purchaser and in proper form for submission;

(iii) A duly executed Assignment of Leases;

(iv) A duly executed Assignment of Contracts and Intangibles;

(v) An incumbency certificate of Purchaser attaching true, correct and complete copies of its Articles of Organization, its operating agreement, a good standing certificate issued by the Secretary of State of the State of New York, and a duly authorized resolution of Purchaser authorizing the transactions entered into pursuant to this Agreement;

(vi) Such customary affidavits as the Title Company shall reasonably require to be delivered by Purchaser in connection with the issuance of the Title Policy, and to conduct an escrow closing in accordance with New York law;

(vii) A duly executed Closing Statement;

(viii) To the extent required pursuant to Section 6.2.2(E) of this Agreement, Recognition Agreements in recordable form, executed by the lender providing financing to Purchaser in connection with the Closing, and the Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584 required to record same in the County Clerk’s Office of the County of Westchester;

(ix) Any additional documents that Seller or the Title Company may reasonably require for the proper consummation of the transactions contemplated by this Agreement; provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement;

(x) A certificate remaking Purchaser’s representations as of the Closing Date;

(xi) An assignment and acceptance form requested by Seller’s 1031 Exchange Company executed by Purchaser at no cost, expense or liability to Seller and/or Purchaser; and

(xii) The Termination Agreement.

6.3.3. Title Company Deliveries. Each of Seller and Purchaser shall cause and direct the Title Company, in its capacity as escrow agent and as the issuer of the Title Policy, to execute and deliver the Escrow & Closing Instruction Agreement.

6.4. Possession. At Closing, Seller shall deliver possession of the Property to Purchaser, subject only to the Permitted Exceptions (including, without limitation, the Leases).

ARTICLE 7.
CLOSING COSTS, PRORATIONS, AND ADJUSTMENTS

7.1. Closing Costs.

7.1.1. At Closing, Seller shall pay with proceeds received from Purchaser on account of the Purchase Price, or otherwise deposit (as applicable as part of the Seller Funds):

(i) All state and local real property transfer taxes, sales taxes and other similar taxes applicable to the conveyance of the Property;

(ii) The fees and disbursements of Seller’s counsel;

(iii) All release fees and other charges required to be paid in order to release from the Property any Mandatory Removal Items;

(iv) The costs to obtain the estoppel agreements and the Termination Agreement; and

(v) One-half (1/2) of any escrow and/or closing fees charged by the Title Company.

7.1.2. At Closing, in addition to the balance of the Purchase Price and in accordance with the terms of the Escrow & Closing Instruction Agreement and Section 6.3.2 of this Agreement, Purchaser shall pay:

(i) All premiums, fees and costs associated with the issuance of the Title Policy, together with any endorsements thereto that Purchaser may elect to obtain, and any Survey;

(ii) The fees and disbursements of Purchaser’s counsel and any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property;

(iii) Any and all costs and expenses in connection with obtaining financing for the purchase of the Property, including without limitation and subject to the provisions of Section 5.5, any mortgage recording tax required to be paid upon the recordation of any deed of trust, mortgage or other security agreement executed and recorded in connection with such financing, and any fees, costs and expenses in connection with obtaining Recognition Agreements;

(iv) One-half (1/2) of any escrow and/or closing fees charged by the Title Company; and

(v) The fees to record the Ground Lease Assignment and Assumption Agreement and the Recognition Agreements.

7.2. Adjustments/Prorations. All income and expenses of the Property shall be apportioned as of 12:01 a.m. on the day of Closing (the “Cutoff Time”), with the income and expenses accrued prior to the Cutoff Time being allocated to Seller and the income and expenses accruing on and after the Cutoff Time being allocated to Purchaser, all as set forth in more detail below. Such prorated items shall include without limitation the following: (i) the fixed annual rental payment, and any other items payable by the tenant to Elmsford 1705 that are not otherwise adjusted and apportioned pursuant to this Section 7.2, under Ground Lease; (ii) all Rents; (iii) all Taxes with respect to the Property that are payable in the calendar or fiscal year of the taxing authority in which the Closing occurs, as applicable; (iv) utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than ten (10) Business Days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility; (v) value of fuel stored on the Property, at the price then charged by Seller’s supplier, including any taxes, as shown on the invoices of Seller’s supplier and based upon a reading of the level(s) of such fuel tank(s) performed by Seller’s supplier no more than ten (10) Business Days prior to the Closing Date; (vi) charges under transferable licenses or permitted renewals or replacements thereof, to the extent solely relating to any of Property and actually transferred to Purchaser at the Closing; and (vii) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which the Property is located. All of such adjustments and allocations shall be made in cash at Closing and shall be shown on the Closing Statement. The computation of the adjustments for the Closing Statement shall be jointly prepared by Purchaser and Seller in accordance with Section 7.3 of this Agreement using actual calculations through the Cutoff Time and, where necessary, estimated amounts. Any errors in the adjustments pursuant to this Article 7 shall be corrected by appropriate re-adjustment between Seller and Purchaser after the Closing, provided that written notice of any such error, with supporting calculations, shall be given by Purchaser to Seller or by Seller to Purchaser, as the case may be, no later than thirty (30) days after the Closing. Upon the final reconciliation of the allocations and prorations under this Article 7, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing. Notwithstanding the foregoing:

7.2.1. Any Taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If Taxes due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such Taxes which relates to the period before the Cutoff Time and Purchaser shall pay the Taxes prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed.

7.2.2. With respect to the apportionment of Rents and delivery of Security Deposits, the following shall apply:

(i) Seller shall, at Seller’s option, either deliver to Purchaser any Security Deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such Security Deposits (to the extent such Security Deposits have not been applied against delinquent Rents or otherwise as provided in the Leases).

(ii) Fixed rents payable by tenants under the Leases which are collected on or prior to the Closing in respect of the month (or other applicable collection period) in which the Closing occurs (the “Current Month”), shall be allocated on a per diem basis as of the Cutoff Time based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Purchaser). If the Leases contain obligations for payment of Rents other than fixed rent, and Seller shall have collected any portion of such additional rent for a period on or after the Closing Date, then the same shall be apportioned and credit given to Purchaser for such period; it being agreed that, to the extent that Seller has not received reimbursement or credit under this Agreement or otherwise, Seller shall have the right to retain all expense reimbursements (and all additional rent paid on account of such expense reimbursement) received from a tenant under a Lease to reimburse Seller for any of Seller’s third party out-of-pocket costs and expenses actually incurred prior to the Closing in connection with (a) the enforcement of the terms of such tenant’s Lease and (b) indemnified losses suffered or incurred by Seller under the terms of such Lease, in each case for the period prior to the Closing Date. If such additional rent has not been billed, or if billed, has not been collected by Seller as of the Closing Date, then when the amount of such additional rent is determined and collected, the same shall be apportioned as provided hereinbelow.

(iii) Any charges referred to in this Section 7.2.2 which are payable by any tenant directly to a third-party non-affiliate of Seller under the applicable terms of its Lease, and for which such tenant is in default for failing to make such payment as of the Closing Date, shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges to be paid directly to third parties on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Seller shall provide reasonably satisfactory evidence of such payment to Purchaser, in which event Purchaser shall pay same to Seller promptly after Purchaser’s receipt of same from the applicable tenant.

(iv) If, at the Closing, any fixed rents are unpaid or past due by any tenant under a Lease, Seller and Purchaser agree that any moneys received by it from such tenant shall be received and held by them in trust, and shall be disbursed as follows:

(A) First, to Seller and Purchaser, in an amount equal to all fixed rents owing by such tenant to Seller and Purchaser in respect of the Current Month on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Purchaser);

(B) Next, to Seller in an amount equal to all fixed rents owing by such tenant for the month immediately preceding the Current Month;

(C) Next, after Rents for all current periods have been paid in full, to Seller, in payment of fixed rents owed by such tenant for the period prior to the month immediately preceding the Current Month; and

(D) Next, to Purchaser in an amount equal to all fixed rents owing by such tenant for the period after the Current Month through the end of the month in which such amount is collected.

(v) Each party agrees to remit reasonably promptly to the other, and in any event within fifteen (15) days after the receipt thereof, the amount of such Rents to which such party is so entitled and to account to the other party monthly in respect of same. Each party shall have the right from time to time following the Closing, on reasonable prior notice, to review the other party’s rental records with respect to the Property to ascertain the accuracy of such accountings. Subsequent to the Closing, Purchaser agrees for up to six months after Closing that it shall promptly render bills for the collection of Rents due to Seller pursuant to this Agreement; provided, that Seller may, at its option, institute a lawsuit or collection procedure, other than one that interferes with Purchaser’s legal proceeding to evict BBB, if any, to collect any delinquent Rents owed Seller against any tenant under the Leases.

7.2.3. Any errors in the adjustments pursuant to this Article 7 shall be corrected by appropriate re-adjustment between Seller and Purchaser after the Closing, provided that written notice of any such error, with supporting calculations, shall be given by Purchaser to Seller or by Seller to Purchaser, as the case may be, no later than thirty (30) days after the Closing. Upon the final reconciliation of the allocations and prorations under this Article 7, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

7.2.4. Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration thirty (30) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Any reconciliation of revenue or expense amounts relating to Leases which needs to be made in connection with this Section 7.3 shall be prepared by Purchaser and submitted to Seller for Seller’s review and approval. Purchaser shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be in a form consistent with the closing statement delivered at Closing and which shall be subject to Seller’s approval. Upon Seller’s acceptance and approval (or deemed acceptance and approval) of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final, and any payment due to any party as a result of such final proration shall be made within thirty (30) days of such approval by Seller.

7.3. Closing Statement. Seller shall prepare, no later than three (3) Business Days prior to the Closing, the Closing Statement, which shall contain Seller’s best estimate of the amounts of the items requiring adjustment pursuant to this Agreement. Without limitation, the Closing Statement shall reflect (a) payment by the Purchaser of the balance of the Purchase Price required to be paid after application of the Deposit thereto and all prorations, adjustments and credits to the Purchase Price to be made in accordance with this Article 7 and this Agreement, and all other costs and expenses to be paid by the Purchaser (including without limitation provided for in Section 7.1.2 of this Agreement) (collectively, the “Purchaser Funds”) and (b) payment by Seller (which may be provided for by payment of same from Purchase Price proceeds under the Closing Statement or, only if such proceeds shall be insufficient, direct payment by Seller) of such funds as may be required to (i) pay-down the liens of any Mandatory Removal Items described in clause (i) of the definition of “Mandatory Removal Items” (and as may be more particularly set forth in the Escrow & Closing Instruction Agreement) on the Closing Dates and (ii) pay of all amounts due by Seller under Section 7.1.1 of this Agreement (collectively, the “Seller Funds”). The amounts set forth on the Closing Statement shall be subject to the review and approval of Purchaser and shall be the basis upon which the prorations and apportionments provided for in this Agreement shall be made at the Closing. Once executed and delivered by Purchaser and Seller at the Closing, the Closing Statement shall be binding and conclusive on all parties hereto (absent manifest error). Subject to the provisions of this Article 7, any errors in the Closing Statement, and any necessary adjustments and reconciliations related to the same, shall be promptly corrected and made after the Closing.

ARTICLE 8.
REPRESENTATIONS AND WARRANTIES

8.1. Seller’s Representations and Warranties. Seller represents and warrants to Purchaser:

8.1.1. Seller validly exists and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing shall be, authorized and executed and constitute, or shall constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

8.1.2. Other than as set forth in the Ground Lease, no person, firm, corporation or other entity has any right or option to acquire the Property, any portion thereof, air rights, development rights, or any interest therein. Other than as set forth in the Ground Lease, there is no agreement to which Seller is a party or that is binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller's knowledge, threatened against Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller and the Seller Closing Documents contemplated hereby shall not require the consent of any third party.

8.1.3. Seller is not subject to any law, order, decree, or restriction which prohibits or would be violated by this Agreement of the consummation of this transaction.

8.1.4. Seller is not a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate or a disregarded entity owned by any of the foregoing (as those items are defined in the Internal Revenue Code and Income Tax Regulations and regulatory guidance thereunder).

8.1.5. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

8.1.6. Seller is not insolvent, and Seller has not (i) made a general assignment for the benefit of its creditors, (ii) admitted in writing its inability to pay its debts as they mature, (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect, or (iv) taken, failed to take or submitted to any action indicating a general inability to meet its financial obligations as they accrue. Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief relating to Seller or any of its property under any Debtor Relief Laws, nor has any such petition been filed against Seller. No general assignment of Seller’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or for any portion of its property. Seller shall comply with the covenants contained in Section 5.6 of this Agreement.

8.1.7. Seller has not received from any Governmental Authority written notice of any material violation of any Laws applicable (or alleged to be applicable) to the Property, or any part thereof. To Seller's knowledge, all permits, certificates and licenses required to own and operate the Property as currently constructed have been issued and are in full force and effect.

8.1.8. Seller has received no written notice of any claims, actions or proceedings (zoning or otherwise), including, without limitation, governmental investigations, with respect to the Property or against Seller, or the transactions contemplated by this Agreement. To Seller's knowledge, there are no unpaid judgments or fines against Seller or the Property.

8.1.9. Seller has received no written notice of any special or other governmental, quasi-governmental, public or private assessments for public improvements or otherwise now affecting the Property (other than those special assessments or typical municipal maintenance and operation of such items as sewer, water, drainage and the like which appear annually as a part of the real estate tax bill affecting the Property).

8.1.10. Seller has delivered to Purchaser true, complete and accurate copies of the Ground Lease and all Leases (including all amendments, guarantees, side letters, subordination and non-disturbance agreements and other documents relating thereto). As of the Effective Date, there are no tenancies or other rights of use or occupancy (other than as set forth in the Ground Lease, the tenants in possession under the Leases and as may exist pursuant to any Service Contracts) with respect to the Property. Except as may be otherwise set forth in the Rent Roll, (a) no tenant has asserted any defense, set-off, or counterclaim with respect to its tenancy or its obligation to pay rent and other charges due from and after the date hereof pursuant to its lease, and, except as might otherwise be set forth in its Lease, and no tenant is in arrears with the payment of rent or other charges, (b) except as may be set forth in a tenant’s respective Lease, the tenants have no right to any present or future rent concession, (c) any security deposits tendered by tenants have not been applied by Seller on account of any actual or purported obligation of the tenants, (d) except as may be set forth in a tenant’s respective Lease, there are no agreements with the tenants for additional construction, repair or maintenance of the Property, or for the installation of additional equipment or the replacement of existing equipment or with respect to any other matter whatsoever, and (e) all brokerage commissions due and owing with respect to the Leases shall be paid by Seller at or prior to the Closing. To Seller's knowledge, all work and other obligations required to be performed by Seller as of or prior to Closing pursuant to the terms of the Leases or any other agreements with the tenants have been or will be performed by the Closing.

8.1.11. The Ground Lease is in full force and effect and has not been modified, amended, terminated, renewed or extended except as set forth on Schedule A-3 attached hereto. Seller has not received any notice of default, which default remains uncured, under the Ground Lease and, to Seller's knowledge, there are no circumstances which upon the giving of notice or lapse of time or both would constitute a default under the Ground Lease.

8.1.12. The BBB Sublease is in full force and effect and has not been modified, amended, terminated, renewed or extended except as set forth on Schedule C-1 attached hereto. Seller has not delivered to BBB any notice of default, which default remains uncured, under the BBB Sublease and, to Seller's knowledge, there are no circumstances which upon the giving of notice or lapse of time or both would constitute a default under the BBB Sublease.

8.1.13. To Seller's knowledge, Seller has good and marketable fee simple title to the Fee Parcel, subject to liens that will be paid in full, satisfied, canceled and discharged at or prior to or at Closing.

8.1.14. Seller is not an employee benefit plan (a “Benefit Plan”) subject to Part 4 of Title I of ERISA or Section 4975 of the Code or any similar provision of state or local Law, and assets of a Benefit Plan are not being used to acquire the Property, and Seller is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Benefit Plan that is an investor in Purchaser.

8.1.15. There are no employment agreements, union or collective bargaining agreements, or management agreements to which Seller is a party, to Seller's knowledge, no employment agreements, union or collective bargaining agreements exist with respect to the Property which will be binding on Purchaser after the Closing, and there are no employees which Purchaser will be obligated to retain.

8.1.16. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, direct or indirect, and none of their respective employees, officers, directors, representatives or agents is, nor shall they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not engaging and shall not engage in any dealings or transactions or be otherwise associated with such persons or entities.

8.1.17. To Seller's knowledge, Schedule C-3 sets forth a full list of all Service Contracts in effect as of the Effective Date.

8.1.18. All Tangible Property of Seller, if any, is free and clear of any liens or encumbrances, other than exceptions and encumbrances which are required by this Agreement to be removed at or prior to the Closing.

8.1.19. Patriot Act. None of Seller or any of its members, principals or constituents have engaged in any dealings or transactions, directly or indirectly, (x) in contravention of any U.S. international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United Stated International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § I et seq. as amended), or any foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (y) in contravention of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “USA PATRIOT ACT”), Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Assets Control, U.S. Securities and Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country organization, all as may be amended from time to time. None of Seller or any of its members, principals or any of its constituents (A) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department's Office of Foreign Assets Control list of restrictions and prohibited persons, or (B) are a person described in section 1 of the Anti-Terrorism Order, and to the best of Seller 's knowledge, none of Seller or any of its respective affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person.

8.1.20. There are no current construction projects at the Property that have been authorized by Seller and Seller has no knowledge of any other current or planned construction projects.

8.1.21. All material casualty events, if any, have been addressed to Seller’s satisfaction and shall not interfere with Purchaser’s intended use of the Property.

Except as expressly set forth in this Agreement, Seller has not made, and shall not be deemed to have made, any oral or written representations or warranties, whether expressed or implied, by operation of law or otherwise, it being acknowledged and agreed that Purchaser is relying only on the representations and warranties expressly set forth in this Agreement.

Subject to Section 6.2.2(B), each of the representations contained in this Section 8.1 shall be deemed to have been remade by Seller as of the Closing Date, as if made on and as of such date, and shall survive the Closing for a period of one (1) year (the “Survival Period”). Seller shall indemnify, defend and hold harmless Purchaser and Purchaser Parties with respect to any Losses suffered after Closing in accordance with the provisions of Section 9.4.

As used herein, with respect to Seller, “Knowledge” or “knowledge”, when used in the phrase “to Seller’s knowledge” or similar phrases, the actual knowledge of the following individual: Martin Berger; provided, that neither Martin Berger nor any direct or indirect owner, agent, advisor, representative, affiliate, employee, director, officer, partner, member, beneficiary, investor, servant, shareholder, trustee, or contractor of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, except in the event of any fraud or other criminal activity.

If, prior to the Closing, Seller becomes aware of any Change that would materially change a representation or warranty of Seller in this Agreement, then Seller shall promptly give written notice of such Change to Purchaser, and Seller's and Purchaser's rights and obligations shall be as set forth in Section 6.2.2(B).

8.2. Purchaser acknowledges that it is a sophisticated investor in and/or owner/operator of real estate and that, other than for the covenants, representations and warranties made by Seller in this Agreement and the Seller Closing Documents, its valuation of and decision to purchase the Property is based upon its own independent evaluations of such facts and materials deemed relevant by Purchaser. Except as expressly set forth in this Agreement, Seller has not made, and shall not be deemed to have made, any oral or written representations or warranties, whether expressed or implied, by operation of law or otherwise, (including without limitation warranties of habitability, merchantability or fitness for a particular purpose) with respect to the Property, it being acknowledged and agreed that Purchaser is relying only on the representations and warranties expressly set forth in this Agreement and its own independent investigations into the condition of the Property. Purchaser further acknowledges and agrees that, to the extent permitted by law, the conveyance of the Property (including, without limitation, the Tangible Property) to the Purchaser as provided for herein is made on an “as is” condition and basis with all faults except as expressly provided in this Agreement. Without limiting the foregoing, PURCHASER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY PERSON ACTING ON BEHALF OF SELLER, OR ANY PERSON WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER AS PART OF ITS DILIGENCE ACTIVITIES, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT OR SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES (SELLER AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE (OTHER THAN PURCHASER) SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE “SELLER EXCULPATED PARTIES”) HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN. PURCHASER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE SELLER EXCULPATED PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST ANY OF THE SELLER EXCULPATED PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM. PURCHASER SHALL ACCEPT THE PROPERTY “AS IS” except as expressly provided in this Agreement BASED SOLELY ON PURCHASER’S OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY ANY OF THE SELLER EXCULPATED PARTIES EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT. Purchaser acknowledges that it has had a fair and adequate opportunity to perform its due diligence with respect to the Property, or will have fully examined the Property during the Due Diligence Period, and that, provided Purchaser does not terminate this Agreement pursuant to the terms hereof, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE PROPERTY IS BEING SOLD TO PURCHASER AND PURCHASER AGREES TO PURCHASE AND ACCEPT THE PROPERTY, AND EACH AND EVERY PART AND COMPONENT THEREOF, IN ITS “AS IS”, “WHERE AS” CONDITION WITH ALL FAULTS EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AS OF THE DATE HEREOF, REASONABLE WEAR AND TEAR AND FIRE AND OTHER CASUALTY EXCEPTED. Without limiting the generality of the foregoing, except as expressly provided in this Agreement, Purchaser acknowledges and agrees that Seller is not making and has not made and specifically negates and disclaims any property representation with respect to and shall not otherwise have any liability with respect to any of the following: (a) the compliance or non-compliance of the Property (or any component thereof) with any Law (including those pertaining to hazardous substances, the zoning and other laws, and regulations and rules or relevant environmental laws applicable to the Property or the compliance of the Property therewith), (b) the presence or non-presence of any hazardous materials or substances in, on, under or about the Property or any other component thereof, (c) the past, present or future use of the Property, (d) the existence or non-existence of any licenses, permits, approvals or commitments from Governmental Authority(ies) in connection with the Property; (e) any patent or latent defect with respect to the Property; (f) any errors, omissions or defects in the design or construction of the Property; (g) the actual or projected revenue and expenses of the Property; (h) the current or future real estate tax liability, assessment or valuation of the Property; (i) the availability of any financing for the alteration, rehabilitation or operation of the Property from any source, including, without limitation, any state, city or federal government or any institutional lender; (j) the current or future use of the Property, including, without limitation, the use for residential or commercial purposes; (k) the use or occupancy of the Property or any part thereof; (l) any other aspect of the physical condition of the Property; or (m) any other matter or thing affecting or relating to the Property or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 8.2, (x) Purchaser has not relied upon any oral or written information from Seller or Seller Parties unless set forth in this Agreement, and (y) Seller is not liable or bound in any manner by any verbal or written statements, representations, real estate brokers' "set-ups," offering memorandum or information pertaining to the Property furnished by any real estate broker, advisor, consultant, agent, employee, representative or other person. Additionally, no natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust, trustee, co-trustee, beneficiary, or other organization or entity, or any Governmental Authority (each, a “Person”) acting on behalf of Seller is authorized to make, and by execution hereof Purchaser acknowledges that, except as expressly set forth in this Agreement, no Person has made, on behalf of Seller, and that Purchaser is not and shall not rely upon any property representation made by any such Person, if any, other than the representations, agreements, statements, warranties, guaranties, and promises contained in this Agreement; and no such other representation, warranty, agreement, guaranty, statement or promise, if any, made by any Person acting on behalf of Seller shall be valid or binding upon Seller unless specifically set forth herein.

Environmental Matters. Without limiting the generality of this Section 8.2, Purchaser acknowledges that it has had (or will have during the Due Diligence Period) an opportunity to conduct its own investigation of the Property with regard to hazardous materials and compliance of the Property with relevant environmental Laws. Purchaser is aware (or has had, or will have had during the Due Diligence Period, sufficient opportunity to become aware) of the environmental, biological, and pathogenic conditions of, affecting or related to the Property and Purchaser agrees, provided that Purchaser does not terminate this Agreement at or prior to the expiration of the Due Diligence Period, to take the Property subject to such conditions. In the event Purchaser does not terminate this Agreement at or prior to the expiration of the Due Diligence Period, Purchaser agrees to assume all costs and liabilities arising out of or in any way connected to the Property, including, but not limited to, those arising out of hazardous materials and relevant environmental Laws. Purchaser hereby releases Seller and all Seller Exculpated Parties from and against any and all claims, counterclaims and causes of action which Purchaser may now or in the future have against any of the foregoing parties arising out of the existence of hazardous materials affecting the Property; provided, however, if any contamination of the Property by hazardous materials first occurs after the Effective Date and if such contamination was not attributable to the act or neglect of Purchaser or any employees, contractor, or agent of Purchaser and requires remediation or monitoring under applicable law, Purchaser may terminate this Agreement and receive a refund of the Deposit by giving written notice to Seller within thirty (30) days after learning of such contamination in which case the Termination Provisions shall apply.

8.3. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

8.3.1. Purchaser validly exists and is in good standing in the State of its formation. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing shall be, as of the Closing, authorized and properly executed and constitute, or shall constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

8.3.2. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge, binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser and the Purchaser Closing Documents contemplated hereby shall not require the consent of any third party.

8.3.3. Purchaser is not insolvent, and Purchaser has not (i) made a general assignment for the benefit of its creditors, (ii) admitted in writing its inability to pay its debts as they mature, (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect, or (iv) taken, failed to take or submitted to any action indicating a general inability to meet its financial obligations as they accrue. Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief relating to Purchaser or any of its property under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser. No general assignment of Purchaser’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser for any portion of its property.

8.3.4. Purchaser is not a Benefit Plan subject to Part 4 of Title I of ERISA or Section 4975 of the Code or any similar provision of state or local law, and assets of a Benefit Plan are not being used to pay the Purchase Price. Purchaser is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Benefit Plan that is an investor in Seller, and Purchaser’s acquisition of the Property shall not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar provision of state or local law.

8.3.5. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, direct or indirect, and none of their respective employees, officers, directors, representatives or agents is, nor shall they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not engaging and shall not engage in any dealings or transactions or be otherwise associated with such persons or entities.

8.3.6. Patriot Act. None of Purchaser or any of its constituents have engaged in any dealings or transactions, directly or indirectly, (x) in contravention of any U.S. international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United Stated International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § I et seq. as amended), or any foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (y) in contravention of the USA PATRIOT ACT, the Anti-Terrorism Order or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Assets Control, U.S. Securities and Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country organization, all as may be amended from time to time. None of Purchaser or any of its constituents (A) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department's Office of Foreign Assets Control list of restrictions and prohibited persons, or (B) are a person described in section 1 of the Anti-Terrorism Order, and to the best of Purchaser 's knowledge, none of Purchaser or any of its respective affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person.

Each of the representations contained in this Section 8.3 shall be deemed to have been remade by Purchaser as of the Closing Date, as if made on and as of such date, and shall survive the Closing through and including the Survival Period.

Except as expressly set forth in this Agreement, Purchaser has not made, and shall not be deemed to have made, any oral or written representations or warranties, whether expressed or implied, by operation of law or otherwise, it being acknowledged and agreed that Seller is relying only on the representations and warranties expressly set forth in this Agreement.

As used herein, with respect to Purchaser, “Knowledge” or “knowledge”, when used in the phrase “to Purchaser’s knowledge” or similar phrases, the actual knowledge of the following individual: Sam Tawfik provided, that neither Sam Tawfik nor any direct or indirect owner, agent, advisor, representative, affiliate, employee, director, officer, partner, member, beneficiary, investor, servant, shareholder, trustee, or contractor of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, except in the event of any fraud or other criminal activity.

ARTICLE 9.
DEFAULT AND REMEDIES

9.1. Purchaser Remedies. Subject to the provisions of Section 6.22(B) with respect to a Default Change if Purchaser alleges that Seller has breached any of its representations or warranties set forth in this Agreement or has defaulted in the performance of Seller’s covenants or other obligations under this Agreement, Purchaser shall provide written notice of such alleged breach or default to Seller and Seller shall have the right to take such actions to remedy or cure prior to the expiration of the Seller’s Default Cure Period, it being agreed that the Closing Date shall be extended on a day-for-day basis for the duration of any such Seller’s Default Cure Period as hereinabove provided. To the extent that, following the expiration of such Seller’s Default Cure Period, a Seller’s Default shall exist, including, without limitation, a Default Change, Purchaser shall be entitled to exercise one or more of the following remedies: (i) seek specific performance of this Agreement and/or injunctive relief or (ii) terminate this Agreement, in which case the Termination Provisions shall apply, or (iii) proceed to Closing, subject to the adjustment in the Purchase Price provided in Section 6.22(B). Seller acknowledges, agrees and consents that if there shall have occurred a Seller’s Default, specific performance is an appropriate remedy for Purchaser if Purchaser so elects. If Purchaser elects to terminate this Agreement due to a Seller’s Default, then Purchaser shall deliver written notice of such termination to Seller and, upon such delivery, the Termination Provisions shall apply.

9.2. Seller’s Remedies. If Purchaser shall default in the performance of Purchaser’s material obligations under this Agreement prior to Closing, Seller shall provide written notice of such alleged breach or default to Purchaser and Purchaser shall have the right to take such actions to remedy or cure on or before the Outside Closing Date. If Purchaser shall default in the performance of Purchaser's material obligations at Closing (including, without limitation, the delivery of the balance of the Purchase Price and all other Purchaser Funds at Closing in accordance with the terms of this Agreement) on or before the Outside Closing Date or if Purchaser fails to cure a default on or before the Outside Closing Date, then Seller shall have the right, as its sole and exclusive remedy under this Agreement, at law and in equity, exercisable in Seller’s sole discretion, to terminate this Agreement by written notice to Purchaser and, upon delivery of such notice, unless there is a Deposit Refund Event on the date of such notice, Seller shall be entitled to receive and retain the Deposit as and for full and complete liquidated and agreed damages for such default by Purchaser, and the Title Company shall release such Deposit from escrow and deliver same to Seller in accordance with the terms of the Escrow & Closing Instruction Agreement, and the other Termination Provisions shall apply. SELLER AND PURCHASER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER UPON AN PURCHASER DEFAULT AND THAT THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER UPON AN PURCHASER DEFAULT. SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF APPLICABLE LAW.

9.3. Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party on the claim shall pay the prevailing party on the claim all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with such claims.

9.4. Indemnification.

9.4.1. Subject to the limitations in this Section 9.4 and subject to the terms of Section 6.2.2(B) and subject to the Survival Period, Seller shall indemnify, defend, and hold Purchaser and Purchaser Parties harmless from and against any actual loss, cost, claim, demand, liability, damage, or expense (including reasonable attorney’s fees) (collectively, “Losses”) suffered or incurred by Purchaser and Purchaser Parties incurred (i) after the Closing to the extent directly and solely resulting from (a) a Default Change or any material and adverse inaccuracy or untruth of any representations or warranties made by Seller in this Agreement that Purchaser learns of after the Closing and during the Survival Period, (b) the breach by Seller of any of its covenants or obligations under this Agreement which expressly survive the Closing, or (ii) after the termination of this Agreement to the extent resulting directly and solely from the breach by Seller of any of its covenants or obligations under this Agreement which expressly survive such termination.

9.4.2. Subject to the limitations in this Section 9.4, Purchaser shall indemnify, defend, and hold Seller and Seller Parties harmless from and against any Losses (without regard to the amount of the Indemnification Deductible) asserted against, imposed on, or suffered or incurred by Seller and Seller Parties incurred after the Closing to the extent resulting from (a) any inaccuracy or untruth of an representations or warranties made by Purchaser in this Agreement, and (b) the breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive the Closing.

9.4.3. The foregoing indemnification against Losses is subject to the limitation that Seller or Purchaser, as applicable, shall be required to provide indemnification only to the extent that the aggregate amount of all Losses incurred by the Indemnified Party (as defined herein) exceeds One Million and 00/100 Dollars ($1,000,000.00) (the "Indemnification Deductible"). If such Losses in the aggregate exceed the Indemnification Deductible, the Indemnifying Party (as defined herein) shall reimburse the Indemnified Party for Losses up to a maximum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate (the "Indemnification Cap"). The extent to which Seller had previously provided Purchaser with a Purchase Price Credit shall be counted towards the Indemnification Cap. The Indemnified Party shall provide evidence that is satisfactory to the Indemnifying Party of its Losses. Notwithstanding the foregoing, the Indemnification Deductible shall not apply to amounts due from Seller as a result of any acts constituting fraud by Seller or a breach by Seller of any of its covenants and obligations under this Agreement due to Seller's willful act or omission where Seller has a known obligation to act under this Agreement.

9.4.4. Whenever any claim shall arise for indemnification hereunder during the Survival Period, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claims, causes of action or other litigation or proceedings (collectively, an “Action”) by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed). The terms and conditions of this Section 9.4 shall expressly survive the Closing indefinitely.

9.4.5. In no event shall either party be liable to the other for consequential, punitive or exemplary damages, whatever the nature of a breach by such breaching party of its obligations under this Agreement, and each party hereby waives all claims for consequential, punitive or exemplary damages it may have against the other party (other than in connection with an action or proceeding concerning the fraud or a willful act or omission by the other party).

9.4.6. To secure certain of Seller's indemnification obligations pursuant to this Section 9.4, Martin Berger and William K. Madden (collectively, "Guarantor"), has executed and delivered to Landlord a guaranty (the “Limited Guaranty”) in the form attached as Exhibit I, jointly and severally, guaranteeing to Purchaser the due and punctual payment and performance by Seller of the Guarantied Obligation, as such term is otherwise more particularly set forth in the Limited Guaranty. At the Closing, Seller shall cause such Limited Guaranty to be executed and delivered to Purchaser.

9.4.7. The provisions of this Article 9 shall survive Closing.

ARTICLE 10.
MISCELLANEOUS

10.1. Parties Bound. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto.

10.2. Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.3. Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.4. Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles, governing contracts negotiated and made wholly within the State of New York. With respect to any suit, action or proceeding relating to this Agreement, each party irrevocably (a) submits to the exclusive jurisdiction of the state and federal courts located in the State of New York, Westchester County and (b) waives any objection which it may have at any time to the laying of venue of any such proceeding brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party.

10.5. Waiver of Jury Trial. SELLER AND PURCHASER EACH HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP OF THE PARTIES HEREUNDER.

10.6. Survival. Except and to the extent that this Agreement shall specifically state that a provision shall survive the Closing, none of provisions of this Agreement shall survive the Closing, it being acknowledged that such provisions shall be deemed to be merged into or waived by the instruments of Closing.

10.7. Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All exhibits and schedules attached hereto are incorporated herein by this reference for all purposes.

10.8. Time. Whenever action must be taken (including, without limitation, the giving of notice, the delivery of documents or the funding of money) under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. (Eastern Time) on such date. However, notwithstanding anything to the contrary herein, whenever action must be taken (including, without limitation, the giving of notice, the delivery of documents or the funding of money) under this Agreement prior to the expiration of, by no later than or on a particular date that is not a Business Day, then such date shall be extended until the immediately following Business Day.

10.9. Confidentiality. Each of the parties hereto shall treat and hold as confidential all financial statements, agreements, Plans, reports (including without limitation environmental reports), documents, studies, analyses, surveys and budgets that were delivered from or on behalf of any other party hereunder prior to the Closing in connection with the transactions contemplated hereby (collectively, the “Confidential Items”) and refrain from disclosing or using any of the Confidential Items, except as set forth in this Section 10.9. If any party hereunder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Items of another party to this Agreement, the party subject to such request or requirement shall notify the owner of the Confidential Items in question promptly in writing of the request or requirement so that the owner of the Confidential Items may seek an appropriate protective order or waive compliance with the provisions of this Section 10.9. Upon any termination of this Agreement prior to the Closing, each party shall return (and shall cause its representatives in possession of such Confidential Items to return) to the other party all tangible embodiments (and all copies) of any of the other party’s Confidential Items that are in their possession or under their reasonable control within ten (10) business days of such termination. The foregoing provisions shall not apply to any Confidential Item or portion thereof that (i) is or becomes generally available to the public other than as a result of a disclosure by any party in breach of this Section 10.9, (ii) becomes available to any party to this Agreement on a non-confidential basis from a source other than a party or representative or affiliate of a party hereunder, (iii) is required by law or judicial order or regulation to be disclosed or is disclosed to comply with the filing requirements of any applicable legislation or rule (including securities laws, rules or regulations, GAAP or other accounting rules or procedures), (iv) may be disclosed in accordance with the express provisions of this Section 10.9, and/or (v) is required to be disclosed in connection with any legal or arbitral process brought to enforce, or to defend against enforcement, of the provisions of this Agreement. The provisions of this Section 10.9 shall survive the termination of this Agreement.

10.10. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth below:

To Seller:	Elmsford 119 Associates LLC
80 Business Park Drive, Suite 306
Armonk, New York 10504
Attention: Martin Berger (berger@saberfund.com)

With a copy to:	DelBello Donnellan Weingarten
Wise & Wiederkehr, LLP
One North Lexington Avenue
White Plains, New York 10601
Attention: Lynn P. Consentino, Esq. (lpc@ddw-law.com)

To Purchaser:	c/o LMP Automotive
500 East Broward Blvd Suite 1900
Ft. Lauderdale, FL 33394
Attention: Sam Tawfik
sam@lmpmotors.com

With a copy to:	Holland & Knight LLP
31 West 52nd Street
New York, New York 10019
Attention: Rita Dattola, Esq.
Phone 212.513.3220
rita.dattola@hklaw.com

Any such notices shall, unless otherwise provided herein, be deemed given or served (a) if sent postage prepaid, by certified mail, return receipt requested, (b) if sent by overnight delivery using a nationally recognized overnight courier, (c) if delivery is effected by personal delivery, or (d) by electronic mail addressed to the electronic mail address for the party to be notified, with a confirmation copy delivered by another method permitted under this Section 10.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to Purchaser shall be deemed given by Purchaser, and notices given by counsel to Seller shall be deemed given by Seller.

10.11. Construction. The parties acknowledge that the parties and their counsel have reviewed this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange, by telephone facsimile or pdf attachments to emails, counterparts of the signature pages.

10.13. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser. The provisions of this Section 10.13 shall survive the Closing.

10.14. Discharge of Obligations. The delivery of all of the items specified in Section 6.3.1 of this Agreement, and the acceptance thereof by Purchaser shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller that are expressly stated in this Agreement to survive the Closing. The delivery of the items specified in Section 6.3.2 of this Agreement, and the acceptance thereof by Seller shall be deemed the full performance and discharge of every obligation on the part of Purchaser to be performed hereunder, except those obligations of Purchaser which are expressly stated in this Agreement to survive the Closing.

10.15. No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and shall be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.16. Brokerage. Seller and Purchaser each represent and warrant to the other that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the closing of the transactions contemplated hereby. Each party agrees to indemnify and hold harmless the other party from and against all claims, losses, liabilities and expenses, including, without limitation, reasonable attorneys’ fees and disbursements caused by or arising out of: (a) a breach of the foregoing representation of the indemnifying party; and (b) any claim made by any broker, consultant, finder or like agent claiming to have dealt with the indemnifying party. The provisions of this Section 10.16 shall survive the Closing or the termination of this Agreement.

10.17. Assignment. Neither Seller nor Purchaser may assign its rights, obligations and/or benefits under this Agreement without the prior written consent of the other party, such consent to be granted or withheld in such party’s sole discretion. Unless expressly consented to in writing by the other party, any change in control of either Seller or Purchaser, or of any of the direct or indirect ownership interests in Seller or Purchaser, at any level or tier of ownership, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this Section 10.17. Any other purported or attempted assignment or delegation without obtaining the prior written consent of the other party to this Agreement hereunder shall be void and of no effect. Notwithstanding the foregoing, Purchaser may assign this Agreement to a special purpose entity prior to or at closing.

10.18. Press Releases. Subject to their respective obligations under applicable law, and subject to the terms set forth in Section 10.8 of this Agreement, Purchaser and Seller will consult with each other before issuing, or permitting any agent or affiliate to issue, and provide each other the opportunity to review and make reasonable comment upon, any press releases or otherwise making or permitting any agent or affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation. Each of the parties to this Agreement agrees not to make any public statement with respect to this Agreement and/or the transactions contemplated hereby without receipt of the prior approval of the other party. The terms of this Section 10.18 shall survive the Closing. For the purposes of this Section 10.18, press releases and public statements shall not include documents prepared in connection with obtaining equity or debt financing by Purchaser or its affiliates.

10.19. Like Kind Exchange per I.R.C. 1031. Elmsford-119 Associates, LLC contemplates carrying out a Like Kind Exchange pursuant to Section 1031 of the Internal Revenue Code (the “Code”), in connection with its sale of the Property. In the event that Seller and Purchaser reach agreement on the terms of a replacement property or if Seller otherwise arranges a Like Kind Exchange with a third party, Seller and the Purchaser agree at no cost, expense, and/or liability to either of them, to execute any documents reasonably acceptable to Purchaser and reasonably requested by Seller in order to allow Seller to comply with the requirements of its Qualified Intermediary including but not limited to an Assignment and Acceptance Form. Further, Purchaser agrees that within thirty (30) days of Sellers’ request following the Expiration Date it shall cause its affiliate LMPX Automotive Holdings, Inc. (“LMPX”) to provide list of eligible Automobile Dealership Locations (“ADL’s”) that it is willing and able to sell to Seller such that Seller can effectuate a Like-Kind Exchange of the Property pursuant to the Code. Purchaser shall propose terms of sale with respect to an ADL that is of interest to Seller and the parties shall in good faith attempt to reach agreement on mutually agreeable terms. Neither party is bound to sell or purchase an ADL unless and until the parties execute and deliver a binding written agreement. Seller has proposed the sale and leaseback terms set forth on Exhibit H attached hereto and incorporated herein as an indication of the terms that Seller may find acceptable but such terms are not binding on either party. In the event that Seller and Purchaser enter into a binding agreement for a Like Kind Exchange, the Parties agree to cooperate with each other in the consummation of the Like Kind Exchange, provided that the sale and purchase pursuant to this Agreement is not contingent on the parties’ reaching agreement on a Like Kind Exchange and such transaction shall not delay the Closing. This Section 10.19 shall survive Closing.

10.20. Proper Execution. The submission by Purchaser to Seller or by Seller to Purchaser (or by their respective attorneys) of this Agreement in an unsigned form will be deemed to be a submission solely for the other party’s consideration and not for acceptance and execution. Such submission will have no binding force and effect, will not constitute an option or an offer, and will not confer any rights upon either party or impose any obligations upon either party irrespective of any reliance thereon, change of position or partial performance. The submission by Purchaser to Seller or Seller to Purchaser of this Agreement for execution by the other party and the actual execution thereof by either party and delivery to the other party will similarly have no binding force and effect on the party that executed the Agreement unless and until Purchaser and Seller will have executed this Agreement and a counterpart hereof executed by Purchaser and Seller will have been delivered to each party.

10.21. No Partnership. Nothing contained in this Agreement will be construed to create a partnership or joint venture between the parties or their successors in interest or permitted assigns.

10.22. No Recording or Notice of Pendency. The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded. Supplementing the other liabilities and indemnities of Purchaser to Seller under this Agreement, and notwithstanding any other provision of this Agreement (including, without limitation, any provision purporting to create a sole and exclusive remedy for the benefit of Seller), Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, costs, damages, liens, claims, counterclaims, liabilities or expenses (including, but not limited to, reasonable attorneys' fees, court costs and disbursements) incurred by Seller arising from or by reason of the recording of this Agreement, any memorandum hereof, or any notice of pendency (unless Purchaser prevails in a final unappealable or unappealed order against Seller in the action underlying such notice of pendency) or any other instrument against the Property in any case, by Purchaser. The provisions of this Section 10.22 shall survive the Closing or termination of this Agreement.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the Effective Date.

Seller:

ELMSFORD-119 ASSOCIATES, LLC, a New York limited liability company

By:
Name:
Title:

Purchaser:

LMP ELMSFORD WP RE, LLC, a New York limited liability company By: LMP Automotive Holdings, LLC, its sole member

By:
Name:	Sam Tawfik
Title:	Manager

[Signature Page - Purchase and Sale Agreement]